SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

_________________________________

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

_________________________________

Check the appropriate box:

☒ Preliminary Proxy Statement   ☐ Definitive Proxy Statement

☐ Definitive Additional Materials                ☐ Soliciting Material Pursuant to

                                                    Rule 14a-12

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

___________________________________________

AFG INVESTMENT TRUST C

(Name of Registrant as Specified in Its Charter)

___________________________________________

Payment of Filing Fee (Check the appropriate box):

☐    No fee required.

☒    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)    Title of each class of securities to which transaction applies:

(2)    Aggregate number of securities to which transaction applies:

(3)    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: 1

(4)    Proposed maximum aggregate value of transaction:

(5)    Total fee paid: $671.47

1  This fee has been calculated by multiplying $80.90 by 8.3, which is the product of the consideration of $8,300,000 to be paid to the Trust pursuant to Proposal Three divided by $1,000,000.

☐    Fee paid previously with preliminary materials.

☐    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-1l(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)    Amount Previously Paid:

(2)    Form, Schedule or Registration Statement No.:

(3)    Filing Party:

(4)    Date Filed:

December __, 2003

Dear Beneficiaries of AFG Investment Trust C:

It has been determined by the Managing Trustee that it would be in the best interest of the Beneficiaries of AFG Investment Trust C (the "Trust") to liquidate and dissolve the Trust. We are asking for your consent to the Plan of Liquidation and Dissolution as well as to the other proposals listed below. A form of consent is enclosed with this Consent Solicitation Statement and instructions on how to submit your consent are included herein. Consents must be received no later than January __, 2004 to be counted, unless the return date is extended (for up to 90 days) by the Managing Trustee in the event that a sufficient number of consents required for the adoption (or rejection) of the proposals has not been received by such date. In the event that the deadline is extended, the Managing Trustee will provide notice to Beneficiaries by means of a press release or a letter mailed to each Beneficiary.

As part of the Trust liquidation, we are asking for your consent on related proposals to permit or facilitate the sale of certain assets of the Trust to affiliates of the Trust where the assets are jointly held. Each proposal is described in the enclosed Consent Solicitation Statement. We hope that you take the time to read and carefully consider the following proposals:

(1)   To approve the liquidation and dissolution of the Trust under the terms and conditions of the Plan of Liquidation and Dissolution, pursuant to which Beneficiaries will receive cash distributions upon final dissolution.

(2)   To amend Section 7.3 of the Trust Agreement to allow for the sale of assets by the Trust to its affiliates.

(3)   To approve the sale of the Trust’s membership interest in MILPI Holdings, LLC, which is owned jointly with an affiliate of the Trust, to PLM MILPI Holdings LLC, a Delaware limited liability company owned by James A. Coyne and Gary D. Engle.

(4)   To amend Section 8.1(b) of the Trust Agreement, which currently allows for distributions in-kind on a pro rata basis to all Beneficiaries upon the liquidation and dissolution of the Trust, so that the Managing Trustee will have the discretion to make special distributions in-kind to affiliates of the Trust, together with coinciding cash payments to the other Beneficiaries, and to concurrently amend Section 7.7 of the Trust Agreement to allow for such distributions in-kind permitted by Section 8.1(b).

YOUR CONSENT TO THESE PROPOSALS IS IMPORTANT. PLEASE RETURN THE ENCLOSED CONSENT FORM PRIOR TO JANUARY __, 2004 TO MAKE SURE THAT YOUR CONSENT IS COUNTED.

Very truly yours,

Gary D. Engle

President

AFG ASIT Corporation, as Managing Trustee

SUMMARY TERM SHEET

Set forth below is a brief summary of the proposals included in this Consent Solicitation Statement. This summary may not contain all of the information that is important to you. Therefore, to better understand the proposals and for a more complete description of their terms, in addition to this summary you should carefully read this Consent Solicitation Statement and the annexes attached to it in their entirety.

Proposal One (p. 1)

•    The Trust proposes to liquidate and dissolve under the terms and conditions of a Plan of Liquidation and Dissolution, pursuant to which Beneficiaries will receive cash distributions upon final dissolution.

•    Section 1.6 of the Trust’s Third Amended and Restated Declaration of Trust (the "Trust Agreement") provides that "[t]he Trust shall continue in full force and effect until December 31, 2004, except that the Trust shall be dissolved, its affairs wound up, and its Assets liquidated prior to such date upon [, among other events,] the sale or disposition of all or substantially all of its assets . The Managing Trustee shall use its best efforts to cause the Trust to sell all of the Assets not later than the tenth year following Final Closing, September 1993, provided that market conditions existing at the time permit sale of the Assets on terms deemed reasonable by the Managing Trustee." In addition, as the Trust’s self-liquidating lease portfolio has been reduced, the cost of accounting, legal and administrative expense has increased in the post-Enron era making the Trust’s continued existence less attractive than liquidation. The Managing Trustee has commenced the dissolution of the Trust and the liquidation of the Trust’s remaining Assets.

Proposal Two (p. 7)

•    The Trust proposes to amend Section 7.3 of its Trust Agreement to allow for the sale of assets by the Trust to its affiliates.

•    As currently in effect, Section 7.3 of the Trust Agreement provides guidelines for allowing asset purchases between the Trust and its affiliates, but it does not provide guidelines for allowing asset sales between these related parties. It is proposed that Section 7.3 be amended to provide guidelines for asset sales between the Trust and the Managing Trustee or its affiliates in order to facilitate such sales in the process of liquidating the Trust’s Assets.

Proposal Three (p. 11)

•    The Trust and AFG Investment Trust D propose to sell their membership interests in MILPI Holdings, LLC ("MILPI") to PLM MILPI Holdings LLC ("PLM LLC") an affiliate of the Trust. If the sale of the Trust’s MILPI interests to PLM LLC is not concluded for any reason, by approving this proposal the Managing Trustee would be authorized to determine, in its discretion, to sell the Trust’s MILPI interests to another affiliate. Any such sale to an affiliate would be on the same terms and conditions as the proposed sale to PLM LLC.

•    The sale is proposed to be accomplished pursuant to a Membership Interest Purchase Agreement at a purchase price of $8.3 million (the "MILPI Sale Price").

•    The Managing Trustee believes that, the purchase price is fair to the Trust’s Beneficiaries from a financial point of view.

•    The Trust’s financial advisors have determined that the purchase price is fair to the Trust’s Beneficiaries from a financial point of view. See "Proposal Three – Fairness Opinion."

Proposal Four (p. 17)

•    The Trust proposes to amend Sections 7.1 and 8.1(b) of its Trust Agreement, which currently allow for distributions in-kind on a pro rata basis to all Beneficiaries of the Trust upon the liquidation and dissolution of the Trust and Section 7.7, which prohibits in-kind distributions to the Managing Trustee, the Special Beneficiary or any Beneficiary, to permit in-kind distributions of the Trust’s Assets to the Managing Trustee and its affiliates.

•    The amendment would permit the Managing Trustee to have the discretion to make distributions in-kind to the Managing Trustee and affiliates of the Trust, together with coinciding cash payments to the other Beneficiaries of the Trust.

AFG INVESTMENT TRUST C

200 NYALA FARMS

WESTPORT, CONNECTICUT 06880

This Consent Solicitation Statement (this "Solicitation Statement") is being furnished to each holder (individually, a "Beneficiary," and, collectively, the "Beneficiaries") of Class A Beneficiary Interests ("Class A Interests") and Class B Subordinated Beneficiary Interests ("Class B Interests"; the Class A Interests and the Class B Interests, collectively, the "Interests") in AFG Investment Trust C, a Delaware business trust (the "Trust"), by the Managing Trustee of the Trust, AFG ASIT Corporation, a Massachusetts corporation (the "Managing Trustee"), in connection with the solicitation by the Trust of the consent of the Beneficiaries to the above stated proposals.

This Solicitation Statement and the accompanying consent form are being mailed to Beneficiaries of record as of the close of business on December 9, 2003 (the "Record Date"). As of December 9, 2003, there were 1,786,753 Class A Interests and 3,024,740 Class B Interests outstanding, of which 14,450 Class A Interests were held by the Managing Trustee or its affiliates, and 3,019,222 Class B Interests were held by the Managing Trustee or its affiliates.

Pursuant to Section 11.2 of the Third Amended and Restated Declaration of Trust of the Trust, as amended (the "Trust Agreement"), Beneficiaries are entitled to cast one vote for each Class A Interest or Class B Interest they own. In general, a majority in interest of all of the Beneficiaries is required to take action on behalf of the Trust. However, in the case of a transaction that is deemed to be an "Interested Transaction" pursuant to the Trust Agreement, the Managing Trustee and its affiliates must vote their Class B Interests in accordance with the vote of a majority of the Class A Beneficiaries. In addition, the Managing Trustee and its affiliates may not vote their Class A Interests in connection with an Interested Transaction.

The Managing Trustee and its affiliate, Equis II Corporation, have agreed to treat all of the proposals as if they are Interested Transactions. Accordingly, the Managing Trustee and Equis II Corporation will not vote the 14,450 Class A Interests they hold or control and will vote all of the 3,019,222 Class B Interests they hold in accordance with the vote of a majority of the Class A Beneficiaries. Each proposal will therefore be adopted or rejected based upon the majority of the Class A Interests actually voted by the Beneficiaries not affiliated with the Managing Trustee. For example, if a majority of the Class A Interests that vote are voted by the unaffiliated Beneficiaries to approve a proposal, all of the Class B Interests owned by the Managing Trustee and Equis II Corporation will also be voted to approve the proposal and it will be adopted. If a majority of the Class A Interests that vote are voted against a proposal, those Class B Interests will all be voted against the proposal and the proposal will be rejected.

Under Delaware law, no dissenters’ rights (i.e., rights of nonconsenting Beneficiaries to exchange their Interests in the Trust for payment of their fair value) are available to any Beneficiary of the Trust regardless of whether such Beneficiary has or has not consented to a given Proposal.

The consent form enclosed with this Solicitation Statement, to be valid, must be signed by the record owner(s) of the Interests and returned to the Managing Trustee by
January __, 2004 (subject to extension for up to 90 days at the discretion of the Managing Trustee in the event that a sufficient number of consents required for the adoption – or rejection – of the proposals has not been received by such date). The Managing Trustee will provide notice to Beneficiaries of any extensions by means of a press release or a letter mailed to each Beneficiary. You may return the consent form to the Managing Trustee by fax, mail or hand-delivery c/o The Altman Group, Inc., 60 East 42nd Street, Suite 405, New York, New York 10165, telephone: (800) 461-2657, facsimile: (212) 973-9818. A stamped envelope addressed to the Managing Trustee is enclosed for you to mail your consent form. To be valid, a consent form must be signed by the record owner(s) of the Interests represented thereby as listed in the records of the Trust on the Record Date and, if returned by fax, both sides of the consent form must be returned.

Pursuant to Section 12.1 of the Trust Agreement, a written consent may not be withdrawn or voided once the consent form is received by the Managing Trustee. A properly executed consent form received by the Managing Trustee will be voted in accordance with the directions indicated on the form. If no direction is indicated as to a proposal, a properly executed consent form received by the Managing Trustee will be voted in favor of that proposal. However, brokers do not have discretionary authority to vote Interests held in street name. Therefore, the failure by beneficial owners of Interests held in street name to give voting instructions to brokers will result in broker non-votes. Broker non-votes, abstentions and the failure to vote will all be treated as non-votes. All questions as to the validity (including time of receipt) of all consent forms will be determined by the Managing Trustee, which determinations will be final and binding. Voting on the proposals will be conducted only by written consent and no formal meeting of the Beneficiaries will be held. THE MANAGING TRUSTEE RECOMMENDS THAT YOU CONSENT TO EACH OF THE PROPOSALS.

PLEASE VOTE BY MARKING AND SIGNING THE ACCOMPANYING CONSENT FORM AND RETURNING IT PROMPTLY IN THE ENCLOSED ENVELOPE SO THAT IT IS RECEIVED BY JANUARY __, 2004.

This Solicitation Statement has been prepared under the direction of the Managing Trustee on behalf of the Trust. The costs of preparing and mailing this Solicitation Statement and the enclosed consent form and soliciting consents will be paid by the Trust. In addition to soliciting the consent of Beneficiaries by mail, representatives of the Managing Trustee may, at the Trust’s expense, solicit the consent of Beneficiaries by telephone, telegraph, in person or by other means. In addition, the Managing Trustee has retained The Altman Group to solicit consents. The fees of The Altman Group will be paid by the Trust and are estimated to be $4,000.

This Solicitation Statement is first being sent or given to Beneficiaries on or about December __, 2003.

THE MANAGING TRUSTEE RECOMMENDS THAT YOU CONSENT TO EACH OF THE PROPOSALS AND URGES YOU TO COMPLETE AND RETURN THE ENCLOSED CONSENT FORM IMMEDIATELY. FOR QUESTIONS RELATING TO THE PROPOSALS, PLEASE TELEPHONE THE ALTMAN GROUP AT (800) 461-2657.

PROPOSAL 1 – APPROVAL OF THE LIQUIDATION AND DISSOLUTION OF THE TRUST UNDER THE TERMS AND CONDITIONS OF THE PLAN OF LIQUIDATION AND DISSOLUTION

Background

The Trust is a Delaware business trust formed on February 26, 1992, to acquire and lease to third parties a diversified portfolio of capital equipment. The Managing Trustee of the Trust and another Delaware business trust, AFG Investment Trust D ("Trust D," collectively the "AFG Investment Trusts" or the "Trusts"), is AFG ASIT Corporation, a Massachusetts corporation organized on August 13, 1991. AFG ASIT Corporation is a wholly owned subsidiary of Equis II Corporation and an affiliate of Equis Financial Group Limited Partnership, a Massachusetts limited partnership ("EFG" or the "Advisor"). Equis II Corporation is a wholly owned subsidiary of Semele Group Inc. ("Semele"). The principal executive office of the Trust is at 200 Nyala Farms, Westport, Connecticut 06880. The principal executive office of the Managing Trustee and EFG is at 1050 Waltham Street, Lexington, Massachusetts 02421.

EFG is the advisor to the Trust. As Advisor, EFG provides various services to the Trust, including selection of the Trust’s assets for acquisition by the Trust and management of assets, for which it receives compensation as provided in the Trust Agreement. Semele is Special Beneficiary of the Trust, holding an 8.25% carried interest in the Trust. As such, it participates in Trust distributions, but does not have the right to vote.

As of December 9, 2003, there were 1,786,753 Class A Interests outstanding, of which (i) 14,450 were held by Equis II Corporation or its affiliates, and (ii) 1,777,543 were held by 1,940 other Class A Beneficiaries. As of December 9, 2003, there were 3,024,740 Class B Interests outstanding, of which (i) 3,019,222 were held by Equis II Corporation, and (ii) 5,518 were held by eight other Class B Beneficiaries.

Under the Trust Agreement, as amended, the Trust may enter into joint ventures with affiliates of the Managing Trustee or EFG or other programs sponsored by EFG or its affiliates; provided that the Managing Trustee will enter into such joint ventures only if it believes that it is in the best interests of the Beneficiaries to do so, and the Trust’s participation is on terms and conditions that are fair to the Trust and the Beneficiaries, taking into account the participation of the other affiliated venturers, and will allow the Trust to better attain its revised investment objectives.

Reason for the Dissolution

Pursuant to the Trust Agreement, the Managing Trustee is required to use its best efforts to cause the Trust to sell all of the Trust’s assets not later than the end of the tenth year following the Final Closing, and dissolve by December 31, 2004. As a result, even if the adoption of the Plan of Liquidation and Dissolution is not approved under Proposal One, the Managing Trustee will be required to use its best efforts to liquidate the Trust’s assets and dissolve the Trust by the end of 2004.

Terms of the Plan of Complete Liquidation and Dissolution

The following is a brief summary of the Plan of Complete Liquidation and Dissolution (the "Plan"). The summary is qualified in its entirety by reference to the full text of the Plan attached hereto as Annex A and incorporated herein by reference. You are encouraged to read the Plan in its entirety for the express legal terms of the Plan and other information that may be important to you.

The Plan provides that the Trust will take such actions as are deemed necessary or appropriate by the Managing Trustee to wind up all Trust business and affairs and sell, exchange or otherwise dispose of all or substantially all of the assets of the Trust. The Plan provides that the proceeds from the sale of the Trust’s assets will be distributed to the Beneficiaries. As part of the Plan, existing debts and obligations of the Trust will be satisfied from the proceeds of the sale of the Trust’s assets.

It is difficult to predict the amount and timing of the sale of the Trust’s assets and, consequently, the amount and timing of liquidating distributions to the Beneficiaries. Other than in the ordinary course, to date, no discussions have occurred and no negotiations have been entered into with prospective buyers of the Trust’s assets, with the exception of the sale of the MILPI Interests held by the Trust. The actual amount and timing of distributions to the Beneficiaries will be determined by the Managing Trustee in its sole discretion and will depend upon the timing and receipt of proceeds of the sale and the amounts deemed necessary by the Managing Trustee to pay or provide for all of the Trust’s liabilities and obligations.

Upon the complete liquidation of the Trust and distribution of its assets to or for the benefit of the Beneficiaries, the Managing Trustee, in accordance with the terms of the Plan and Section 3810(d) of the Delaware Business Trust Act, will execute and file a Certificate of Cancellation with the State of Delaware, which will terminate the existence of the Trust.

The Managing Trustee may modify or amend the Plan at any time if it determines that such action would be advisable and in the best interest of the Trust. In addition, the Managing Trustee may abandon and revoke the Plan at any time prior to the filing of the Plan among the records of the Trust. However, the Managing Trustee will re-solicit the consent of Beneficiaries before making any material or adverse modifications or amendments to the Plan.

Assets Subject to Liquidation

The Trust has made investments in major capital equipment and other long-term assets, including, but not limited to, ownership interests in EFG Kirkwood LLC, a resort business, and in MILPI. For a full description of the Trust’s assets, see the Trust’s financial statements, included in the Trust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, which is incorporated herein by reference. See "Additional Information Concerning the Trust." If the Plan is approved by the Beneficiaries, it would give the Managing Trustee the power to sell any and all of the assets of the Trust, without further approval by the Beneficiaries. The Managing Trustee intends to conduct the sale of the Trust’s assets in an orderly manner, and will seek offers for specific pools of assets, although individual sales of assets may be effected, such as the sale of the Trust’s interests in MILPI, and offers for the entire portfolio of investment (apart from the Trust’s interests in MILPI) may be sought. Proposal Two establishes guidelines for asset sales between the Trust and the Managing Trustee or its affiliates. If Proposal Four, regarding special distributions in-kind to affiliates of the Trust is approved by the Beneficiaries, the Managing Trustee will have the right to make in-kind distributions to its affiliates on a pro rata basis.

Risks Involved with the Liquidation and Dissolution of the Trust

In addition to the other information included elsewhere in this document, you should carefully consider the following factors in determining whether to vote in favor of the Plan. In considering these factors, you should note that even if the Plan is not adopted, many of these risks will be present in connection with the liquidation of the Trust in the ordinary course pursuant to the terms of the Trust Agreement. Pursuant to Section 12.1 of the Trust Agreement, a written consent may not be withdrawn or voided once the consent form is received by the Managing Trustee.

The Trust may not Realize Gains from Asset Sales Made in Connection with the Liquidating Distributions.

There can be no assurances that the Trust and its Beneficiaries will receive gains in connection with the sale of the Trust’s assets. It is difficult to predict the timing of the sale of the assets or the amount that the Trust will receive for the assets in connection with any sales. To date, the Trust has not entered into any discussions or negotiations with prospective purchasers of the Trust’s assets, other than with respect to a sale of the Trust’s membership interests in MILPI (see Proposal Three, which describes a proposal for the Trust to sell its 50% membership interest in MILPI for an aggregate consideration of $8.3 million). However, it is anticipated that some of the assets may currently be illiquid. For instance, under current market conditions it may be difficult to sell certain of the Trust’s assets, such as its interests in EFG Kirkwood LLC, a resort business, or its interests in MILPI should Proposal Three not be approved. Adverse market conditions may have a negative impact on the proceeds that may be realized from such asset sales.

The sale of the interests in MILPI is at an amount less than the Trust’s carrying value at September 30, 2003. As such, the proposed structure of the sale of the Trust’s membership interests in MILPI will result in a book loss.

In addition, there can be no assurance that, even if the Beneficiaries vote to approve the liquidation and dissolution, any asset sales will be consummated or that they will be consummated on favorable terms. For instance, the closing of each of the Trust’s asset sales may be subject to numerous conditions, including the satisfactory completion by the purchaser of its due diligence investigation and the receipt of consents from third parties. If the Trust cannot sell its assets on the terms and at the times targeted, the dissolution could be delayed and distributions to Beneficiaries could be less than expected or paid later than estimated.

If the Trust sells some or all of its assets on an installment basis and the purchaser subsequently defaults in its payment on the related promissory note or installment contract, the Trust’s exercise of remedies, which may include foreclosure on any property securing the promissory note, will likely result in the Trust incurring additional costs and expenses. This could in turn result in delays in effecting the dissolution and reductions or delays in the payment of distributions to Beneficiaries.

The Trust’s Managers, Officers and Affiliates may have Interests in the Liquidation and Dissolution that are Different from or in Addition to the Interests of Other Beneficiaries.

In considering the recommendation of the Managing Trustee with respect to the liquidation and dissolution and deciding whether or not to approve Proposal One, Beneficiaries should know that the Managing Trustee, its officers and its affiliates may have interests in the liquidation and dissolution that are different from or in addition to those of other Beneficiaries. The Trust Agreement provides that the Managing Trustee will receive a special allocation of losses, if any, in connection with a dissolution event, and that the Managing Trustee is entitled to receive at least 1% of the profits and losses of the Trust in connection with a dissolution event. In addition, if Proposal Four is adopted, affiliates of the Trust could receive special distributions in-kind in connection with the liquidation and dissolution of the Trust, which would result in affiliates of the Trust receiving property for which valuations have been made on the basis of a determination of fair market value by an independent expert rather than in an arm’s length transaction and, as such, may prove to be more or less favorable to such affiliates than might have been the case if the property had been sold in an arm’s length transaction. Further, it is expected that the liquidation of the Trust will resolve a potential issue over whether or not the Trust has become an unregistered investment company within the meaning of the Investment Company Act of 1940 (the "1940 Act"). In addition to benefiting the Trust by reducing its expenses and eliminating the uncertainty of its status under the 1940 Act, this could potentially relieve the Managing Trustee from incurring, or reduce the likelihood that the Managing Trustee will incur, liability that it might otherwise be subject to pursuant to Section 7.1 of the Trust Agreement if the SEC were to deem the Trust an investment company, as such term is defined in the 1940 Act, or at law, or reduce the magnitude of any such liability. The Act places restrictions on the capital structure and business activities of investment companies, including prohibiting certain types of affiliated transactions and prohibits, among other things, the purchase and sale of securities and engaging in interstate commerce by unregistered investment companies. If the Trust is deemed to be an unregistered investment company, its business would be adversely affected.

There are no Dissenters’ Rights for Beneficiaries.

Delaware law does not grant beneficiaries of business trusts who dissent from approval of the liquidation and dissolution the right to demand an appraisal for their interests and payment of their fair cash value. As a result, Beneficiaries who object to Proposal One and the liquidation and dissolution of the Trust do not have a right to demand a different payment for their Interests.

Sales of Assets will not be Subject to Further Approval of Beneficiaries.

If the Beneficiaries approve the liquidation and dissolution, the Managing Trustee will be authorized to dispose of the Trust’s assets on such terms and conditions as it determines appropriate. As a result, the Managing Trustee will have full authority to negotiate the individual assets sales and the Beneficiaries will not be entitled to review or approve the terms or conditions, including the sale price of assets, in connection with any individual sales. This will be the case even if the Trust disposes of all or substantially all of its assets.

The Liquidation and Dissolution may not Result in Greater Returns to Beneficiaries than if the Trust Continued as a Going Concern.

If the Beneficiaries do not approve the adoption of the Plan, the Trust would continue as a going concern until such time as the Managing Trustee sells or otherwise disposes of the Trust’s assets, winds up the affairs of the Trust and dissolves the Trust, which must happen no later than December 31, 2004. Alternatively, it is possible that a third party could be interested in entering into a business combination with the Trust. There can be no assurance that the liquidation and dissolution will result in greater returns to the Beneficiaries than if the Trust continued as a going concern until its dissolution or entered into a business combination with a third party.

The Managing Trustee may Amend the Plan of Complete Liquidation and Dissolution even if Beneficiaries Approve the Liquidation and Dissolution.

Even if Beneficiaries vote to approve the Plan, the Managing Trustee may amend the Plan without further approval of the Beneficiaries, except as required by Delaware law or the Trust Agreement.

Tax Consequences

For a discussion of the tax consequences in connection with Proposal One, see "Certain Federal Income Tax Consequences in Connection with the Proposals."

THE MANAGING TRUSTEE RECOMMENDS THAT THE BENEFICIARIES CONSENT TO PROPOSAL ONE.

PROPOSAL 2 – APPROVAL OF THE AMENDMENT TO SECTION 7.3 OF THE
TRUST AGREEMENT
TO ALLOW FOR THE SALE OF ASSETS BY THE TRUST TO ITS AFFILIATES

The Amendment

As currently in effect, Section 7.3 of the Trust Agreement provides guidelines for allowing asset purchases between the Trust and the Managing Trustee or its affiliates, but it does not provide guidelines for allowing asset sales between these related parties. It is proposed that Section 7.3 be amended to provide guidelines for asset sales between the Trust and the Managing Trustee or its affiliates.

Reason for the Amendment

Section 7.3 of the current Trust Agreement allows the Trust to purchase assets in which the Managing Trustee or any of its affiliates have an interest in connection with a joint venture, and provides guidelines for doing so. However, with respect to the sale of assets by the Trust to the Managing Trustee or any of its affiliates, Section 7.3 merely states that the Trust shall only sell assets to the Managing Trustee or its affiliates as allowed in such section; yet, the section does not provide any guidelines to effect a sale. Accordingly, the Managing Trustee proposes that Section 7.3 be amended to allow for sales to affiliates of the Trust on generally the same terms that acquisitions from affiliates of the Trust are allowed, to the extent that such terms are relevant in the context of a sale. More specifically, sales of assets to affiliates of the Trust would be permitted in the event that:

•    the sale is in the best interests of the Trust;

•    the asset is sold for a price no less than the fair market value thereof, as determined by an independent expert; and

•    no other benefit arises out of such transaction to the affiliate apart from compensation otherwise permitted by the Trust Agreement.

The Managing Trustee believes that there are benefits to the Trust to be derived from allowing sales of the assets to affiliates of the Trust in connection with joint ventures. For instance, in joint venture structures, there are often inherent problems in finding new investors, which could lead to a liquidity problem if the Trust were to seek to sell its assets in a joint venture to a non-affiliate. In particular, documents governing joint ventures often contain conditions to and prohibitions against venturers exiting the joint venture and/or selling their assets. Therefore, the Managing Trustee believes that it may often be in the best interests of the Trust to allow the Trust to sell joint venture assets to affiliates of the Trust.

Whether or not this proposed amendment to Section 7.3 is approved, the Trust is separately seeking approval, pursuant to Proposal Three, to the sale of its interests in MILPI. Although approval of this amendment to Section 7.3 would allow the Trust to effectuate the sale of its interest in MILPI, the Managing Trustee is including Proposal Three because it believes that the sale of the Trust’s MILPI interest constitutes a transaction that should be considered whether or not Proposal Two is approved.

If the proposed amendment to Section 7.3 is approved, the Trust would not be required to obtain the Beneficiaries’ approval for these types of transactions in the future. For instance, although there have been no specific negotiations with respect to a sale of the Trust’s membership interests in EFG Kirkwood, LLC, the Trust may wish to sell these interests to an affiliate in the future, which it would be allowed to do under Section 7.3 without the consent of the Beneficiaries if Proposal Two is adopted. Similarly, if the sale of the Trust’s MILPI interests to PLM LLC is not concluded for any reason, the Managing Trustee would be authorized to determine, in its discretion, to sell the Trust’s MILPI interest to another affiliate. Any such sale to an affiliate shall be on the same terms and conditions as the proposed sale pursuant to Proposal Three.

Before voting on this proposal, Beneficiaries are urged to read the full text of the proposed amendment to Section 7.3, which is included in Annex C, attached hereto.

Risks of the Managing Trustee’s History of Engaging in Transactions with Affiliates

The principal risk of this amendment is that the Managing Trustee will not act in the best interest of investors and that the price paid by affiliated parties may not be appropriate. During the course of its management of the Trust, the Managing Trustee has from time to time engaged the Trust in transactions with affiliates. Several of these transactions have been the subject of claims asserted in the recently settled Rosenblum class action lawsuit described below that the Managing Trustee and/or its affiliates breached their fiduciary duties to the investors. The Trust’s Declaration of Trust generally prohibits the Managing Trustee from entering into arrangements on behalf of the Trust with any affiliate except as specifically permitted by the Declaration of Trust. The Declaration of Trust specifically provides that the Trust may enter into a general partnership, joint venture, trust or other business arrangement, collectively defined as Joint Ventures, with affiliates of the Managing Trustee if certain conditions are met.

The following is a description of the Rosenblum class action and of certain transactions with affiliates entered into by the Trust and affiliated investment programs.

Alleged Breaches of Fiduciary Duty in the Rosenblum Class Action

In January 1998, certain plaintiffs filed a class and derivative action, known as Leonard Rosenblum, et al. v. Equis Financial Group Limited Partnership, et al. , in the United States District Court for the Southern District of Florida (the "Class Action") on behalf of the investors in 28 equipment leasing programs, including the Trust, against EFG and a number of its affiliates, including the Managing Trustee, as defendants. Plaintiffs alleged, among other things, that the defendants breached their fiduciary duties to the partnerships and their investors.

The Managing Trustee and its affiliates denied that any of them have committed any violations of law or breached any fiduciary duties to the plaintiffs or the nominal defendants and believe the allegations to be without merit.

The defendants’ and plaintiffs’ counsel subsequently negotiated settlements of the claims on behalf of the investors in the 28 programs including the Trust, and the Court issued its Order and Final Judgment, approving the final settlement and dismissing the Class Action in June 2002.

Loans by Partnerships to Affiliate in Connection with a Preliminary Settlement Agreement in the Rosenblum Class Action as Possible Violations of the Partnership Agreements

In connection with a preliminary settlement agreement for the claims asserted in the Class Action on behalf of eleven limited partnerships, the Court permitted the partnerships to invest in any new investment, including, but not limited to, new equipment or other business activities, subject to certain limitations. The partnerships loaned $32 million to a newly formed real estate company, Echelon Residential Holdings, that used the loan proceeds to acquire various real estate assets from an unrelated real estate company. The partnerships subsequently wrote down the net carrying value of the loans and related accrued interest to $29.2 million and ceased accruing interest. The partnership agreements prohibit the partnerships from making loans to their general partners or their affiliates. A former officer of the general partner employed by EFG agreed to serve as the initial equity holder of Echelon Residential Holdings and as an unpaid manager of Echelon Residential Holdings. He made a $185,465 equity investment in Echelon Residential Holdings. His return on his equity investment was restricted to the same rate of return as the partnerships were to realize on their loans. If the former officer were deemed to be an affiliate of the partnerships, the loans could appear to have been made in violation of the prohibition in the partnership agreements against loans to affiliates. (In accordance with the terms of the final settlement agreement the loans have been repaid and the eleven partnerships have been liquidated.)

The Effect of Below Market Cash Tender Offers on Certain Investors

In 1995, an affiliate of the Managing Trustee made a cash tender offer for a portion of the units held by investors in each of 21 equipment leasing limited partnerships. In 1997, the Trust and three affiliated trusts made a cash offer to redeem a portion of the beneficial interests held by investors in the four trusts. Neither offer was conditioned on any minimum number of units being tendered, and investors were free to accept or reject the offers, which offered them cash for their investment. The purchase prices offered to investors for units in all but one of the partnerships and in one of the four trusts were below the reported bid and asked prices in the secondary market for units prior to the commencement of the offers and were below the then-current liquidation values of the units, which was disclosed to investors in the tender offer documents. However, certain investors may have tendered their units without recognizing that the tender offer prices were for less than the liquidation value of the assets.

The Managing Trustee Caused the Trusts to Guarantee an Affiliate’s Obligations

In March 2000, the Trust and three affiliated trusts entered into a guarantee pursuant to which the trusts guaranteed an affiliate’s obligations as master lessee under a master lease agreement with Heller Affordable Housing Florida, Inc., HAHF Trust I and HAHF Trust II , as master lessors. The maximum exposure under the guarantee initially was $34,500,000, which maximum exposure amount was reduced to $7,000,000 by December 2000. During the year 2001, the obligations of the trusts under the guarantee terminated by its terms. The trusts were paid aggregate fees of approximately $1,140,000 for providing the guarantee. While this guarantee has terminated, there is a risk that these types of transactions may involve a conflict of interest under the Trust Agreement.

Extension of Maturity Date of Existing Loan as Possible Violation of Prohibition against Loans to Affiliates

In 1997, five partnerships and AFG Investment Trust A sold their beneficial interests in three cargo vessels to Semele in exchange for an aggregate of $3,800,000 cash, 198,700 shares of Semele common stock and beneficial interest in a note from Semele (the "Semele Note") of $4,419,500. The Trust’s share of the proceeds was $433,036 in cash, 20,969 shares of Semele stock and a $462,353 beneficial interest in the Semele Note. At the time of the sale, Semele was a public company unaffiliated with the general partners and Managing Trustee. Subsequently, Semele became affiliated with them. The Semele Note bears an annual interest rate of 10% and was originally scheduled to mature in April 2001. The maturity date was subsequently extended to April 2003. The extension of the maturity date could be deemed to be a new loan in violation of the prohibition against loans to affiliates. The extension of maturity relieved Semele (whose common stock was recently delisted) of the responsibility to pay or refinance the Semele Note at its original maturity date. If Semele had borrowed funds to repay the Semele Note at its original maturity date the interest rate might have been greater than 10%. (The Semele Note has been paid pursuant to the terms of the Class Action Settlement Agreement.)

THE MANAGING TRUSTEE RECOMMENDS THAT BENEFICIARIES CONSENT TO PROPOSAL TWO.

PROPOSAL 3 – APPROVAL OF THE SALE OF THE TRUST’S MEMBERSHIP INTEREST IN MILPI HOLDINGS, LLC

The Trust and Trust D intend to sell their membership interests in MILPI to PLM LLC or another affiliate, pursuant to a Membership Interest Purchase Agreement. PLM LLC currently intends to continue operating PLM through MILPI as an ongoing business. If the sale of the Trust’s and Trust D’s MILPI interests to PLM LLC is not concluded for any reason, the Managing Trustee would be authorized to determine, in its discretion, to sell the Trust’s MILPI interests to another affiliate. Any such sale to an affiliate would be on the same terms and conditions as the proposed sale to PLM LLC.

Reason for the Sale

The Managing Trustee believes that it would be in the best interest of the Trust to sell the Trust’s membership interests in MILPI to PLM LLC or another affiliate. The MILPI membership interests were initially acquired by the Trust in December 2000. As noted above in Proposal One, the Trust Agreement provides that the Trust’s Assets, including its membership interests in MILPI, be liquidated by December 31, 2004. See "Proposal One – Reasons for the Liquidation." If Proposal One is adopted, the Trust’s membership interests in MILPI will be sold in connection with the Plan. However, even if the Plan is not approved, the Trust will sell its interests in MILPI, or will transfer its interests to a liquidating trust in order to accomplish its liquidation prior to December 31, 2004 as provided for by its Trust Agreement. Currently, the Trust has a 50% interest in MILPI. Upon completion of the sale, the Trust would no longer have an interest in MILPI.

The Managing Trustee believes that, due to the illiquid nature of the membership interests in MILPI, it is unlikely that the Trust would receive a purchase amount greater than the price discussed below, which price the Managing Trustee believes would produce a fair return to the Beneficiaries from a financial point of view.

Terms of the Sale

The Trust’s membership interests in MILPI would be sold to PLM LLC or another affiliate designated by the Managing Trustee, pursuant to a Membership Interest Purchase Agreement, at the MILPI Sale Price. The Managing Trustee has agreed to waive the fees in connection with the sale of the interests that would otherwise be due to it under the terms of the Trust Agreement in connection with a sale of the assets. The purchase of the Trust’s membership interests in MILPI by PLM LLC is subject to certain conditions, including (i) a condition that no material adverse change in the value of the MILPI membership interests will have occurred between the dates of the Membership Interest Purchase Agreement and the closing of the purchase of the MILPI interests, and (ii) a condition that PLM LLC shall have arranged suitable financing of at least 75% of the MILPI Sale Price for the purchase of the Trust’s membership interests in MILPI. James A. Coyne and Gary D. Engle will contribute capital to PLM LLC equal to at least 25% of the MILPI Sale Price. A copy of the Membership Interest Purchase Agreement is attached hereto as Annex D. As noted below, the Trust’s financial advisors have determined that the proceeds to be paid in connection with the sale are fair to the Beneficiaries from a financial point of view. See "Proposal Three – Fairness Opinion."

The aggregate purchase price to be paid by PLM LLC or another affiliate designated by the Managing Trustee was agreed to by the Managing Trustee and PLM LLC, rather than being the result of arm’s-length negotiations as to the underlying value of the assets. In setting the purchase price, the Managing Trustee took into account, on the one hand, the expectation by the Trust and Trust D that they would realize a return on their investment of capital and, on the other hand, the expectation by PLM LLC that the purchase price would reflect a decline in the value of the underlying equipment assets, including aircraft, since MILPI’s acquisition of PLM, primarily as a result of generally unfavorable economic conditions occurring since the acquisition. In order to reconcile these two positions, the Managing Trustee proposes that the Trust sell its membership interests in MILPI to PLM LLC or another affiliate designated by the Managing Trustee at the MILPI Sale Price.

Fairness Opinion

Imperial Capital ("Imperial Capital") was engaged by the Trust and Trust D to provide a fairness opinion in connection with Proposal Three. The opinion, which Imperial Capital delivered to the Trust and Trust D on December 1, 2003, stated that the consideration to be received by the Trust and Trust D in connection with the sale of their membership interests in MILPI is fair to the Trust and Trust D from a financial point of view. A copy of the opinion, which sets forth the assumptions made, matters considered and scope and limitations of the review undertaken and the procedures followed by Imperial Capital, is attached hereto as Annex B (together with certain financial forecasts relied upon by Imperial Capital) and is incorporated by reference into this Solicitation Statement. You are urged to read the Imperial Capital opinion carefully and in its entirety for assumptions made, matters considered and limits of the review by Imperial Capital.

Beneficiaries should note that the opinion expressed by Imperial Capital was prepared at the request and for the information of the Trust and Trust D and does not constitute a recommendation to any Beneficiary as how to vote with respect to Proposal Three.

The opinion does not address the business decision or the relative merits of the decision of the Trust and Trust D. No limitations were placed on Imperial Capital with respect to the investigation made, the procedures followed or the factors considered in preparing and rendering its opinion.

In connection with rendering its opinion, Imperial Capital among other things:

•    analyzed certain historical business and financial information relating to MILPI, including audited financial statements for the year ended December 31, 2002, a summary of MILPI’s cash flows for the nine months ended September 30, 2003 and balance sheet for September 30, 2003, which were provided by the management of MILPI;

•    reviewed certain information, including financial forecasts, relating to the business, earnings, taxes and cash flow, furnished to Imperial Capital by the management of MILPI;

•    reviewed MILPI Holdings, LLC financial projections for October 1, 2003 through December 31, 2003, furnished to Imperial Capital by management of MILPI;

•    reviewed a liquidation analysis for PLM Equipment Growth Funds ("EGF") I – IV, furnished to Imperial Capital by management of MILPI;

•    reviewed financial projections for EGF V – VII and Professional Lease Management Income Fund I, LLC, furnished to Imperial Capital by management of MILPI;

•    reviewed BMLF/BSLF II Rancho Malibu Limited Partnership’s ("RMLP") financial projections for October 1, 2003 through December 31, 2007, prepared by Vintage Rancho Malibu, LLC and furnished to Imperial Capital by management of MILPI;

•    reviewed MILPI’s projected tax assumptions as provided by MILPI’s tax professional;

•    reviewed certain publicly available business and financial information relating to MILPI, RMLP and PLM that Imperial Capital deemed relevant;

•    reviewed RMLP’s Amended and Restated Agreement of Limited Partnership;

•    conducted discussions with members of senior management of MILPI concerning the matters described above, as well as the prospects and strategic objectives of MILPI;

•    reviewed public information with respect to certain other companies with financial profiles that Imperial Capital deemed to be relevant; and

•    conducted such other financial studies, analyses and investigations and took into account such other matters as Imperial Capital deemed necessary, including its assessment of general economic, market and monetary conditions.

In preparing its opinion and with the consent of the Trust and Trust D, Imperial Capital relied on the accuracy and completeness of the foregoing financial and other information and did not assume responsibility for independent verification of such information or conduct an independent valuation or appraisal of any of MILPI’s or PLM’s assets, nor was Imperial Capital furnished with any such appraisals. With respect to the financial forecasts, Imperial Capital assumed, with the consent of the Trust and Trust D, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of MILPI and PLM as to the future financial performance of PLM and RMLP. Imperial Capital also relied upon assurances of senior management of MILPI that they were unaware of any facts that would make the information or financial forecasts provided to Imperial Capital incomplete or misleading. Imperial Capital assumed no responsibility for, and expressed no view as to, such forecasts or the assumptions on which they were based.

The Imperial Capital opinion was based upon economic, monetary and market conditions existing on the date of the opinion. Imperial Capital expressed no opinion, nor should one be implied, as to the current fair market value of the Interests.

Typically, Imperial Capital would employ a number of different valuation methodologies to approximate the fair market value of the membership interests in MILPI, including the market approach and the income approach. With respect to this transaction, Imperial Capital believes that the best estimate of "fair market value" is based on the income approach in which a discounted cash flow analysis is utilized. The market approach is a valuation technique in which fair market value us estimated based on market prices of actual transactions and on asking prices for currently available assets. There are four variations of the market approach: (i) the market multiple approach, (ii) the precedent transaction approach, (iii) trading history and (iv) auction process.

The following two paragraphs summarize the analyses performed by Imperial Capital in arriving at its opinion:

Market Approach Analysis.
Normally, under the market multiple approach, Imperial Capital would review market multiples of comparable publicly traded companies and apply the relevant market multiples to the Company’s recent operating results. Similarly, in the precedent transaction approach Imperial Capital would review transaction multiples based on actual transactions that have occurred in the marketplace and apply the resulting transaction multiples to the Company’s recent operating results. However, due to PLM’s unique business structure, lack of comparable public companies and transactions, small number of equity holders, and the fact that PLM is being managed in order to liquidate the programs, Imperial Capital deemed neither the market multiple approach nor the precedent transaction approach applicable. Another variation of the market approach would be an analysis of the PLM’s fair market value based on an auction process. In 2000, PLM conducted an auction process, resulting in the sale of PLM to Equis. Given that the aforementioned auction was conducted almost three years ago, at which time PLM’s assets did not include RMLP, Imperial Capital deemed the values attributable to the auction process of limited value to the analysis contained herein. An auction process was not conducted in connection with this transaction. The final variation of the market approach is applicable to publicly traded companies. In this approach, Imperial Capital would analyze a public company’s historical trading history. Concurrent with the completion of Equis’ acquisition of PLM on February 6, 2002, PLM became a wholly-owned subsidiary of MILPI, at which time its common stock ceased trading on a public stock exchange. In view of the differing nature of PLM’s operations at the time it was a publicly traded company as compared to its current operations, the length of time since the last public trade and the illiquid nature of the security when it was publicly traded, Imperial Capital did not consider this approach to be relevant to the analysis of the transaction.

Discounted Cash Flow Analysis.
 The fundamental premise of the discounted cash flow approach is to estimate the available cash flows a prudent investor would expect a company to generate over its remaining life. To determine this amount, Imperial Capital based its analysis on cash flow projections provided by MILPI’s management, as well as other management estimates. The estimated available cash flows for each year are discounted to their present value equivalent using an appropriate rate of return to determine present value. The residual or terminal value of the business at the end of the projection period is estimated, discounted to its present value equivalent, and added to the present value equivalent of the discrete projection period estimated cash flows, which is then added to the cash and cash equivalents balance and the estimated market value of non-operating assets to estimate the total enterprise value of a subject company. Subtracting the debt and other liabilities from the subject company’s total enterprise value, results in the value of its equity.

Imperial Capital relied on the following information as provided by MILPI’s management to determine the future cash flows of MILPI: (i) MILPI Holdings, LLC Financial Projections; (ii) Liquidation Analysis for PLM Equipment Growth Funds I – IV; (iii) Cash Flow Projections for PLM Equipment Growth Funds V – VII and Income Fund I; (iv) RMLP Cash Flow Projections; and (v) other management estimates. Given that MILPI operates within two distinct business lines, Imperial Capital deemed it necessary to separate the cash flows relating to equipment leasing from those relating to the development of the Rancho Malibu property held by RMLP.

Imperial Capital estimated the appropriate discount rate range applicable to the cash flows relating to equipment leasing to be between 20% and 25%. Major factors considered when selecting this discount rate range are as follows:

• A substantial amount of the programs’ assets are in the latter part of their useful lives and will be retired or need major repairs in the near future. Additionally, as the programs’ equipment continues to age, the demand for such assets may continue to weaken and the programs’ ability to negotiate acceptable lease rates as existing leases expire may be impacted;

• A significant amount of the projected cash flows relating to equipment leasing are generated through the cash distributions made upon liquidation of each program. MILPI’s management plans to liquidate PLM Equipment Growth Funds V – VII by December 31, 2006. As such, the resulting cash distributions are not realized until the final two years of the projection period. MILPI’s management plans to liquidate Income Fund I by December 31, 2007;

• The projected cash distributions are dependent on the programs’ ability to sell-off assets at projected market value levels;

• PLM’s unique business and the fact that it is being managed in order to liquidate the programs;

• The ability of the programs to realize acceptable lease rates on its equipment in the various equipment markets is contingent on, among other things, specific market conditions and economic activity, technological obsolescence, and government or other regulations; and

• Effects on the credit quality of underlying partnership assets as a result of the events of September 11, 2001.

As PLM is in a liquidation mode and only being managed to service the remaining programs’ assets, Imperial Capital assumed its residual or terminal value to be $0.

Imperial Capital applied a discount rate of 20.8% to the projected cash flows of RMLP. This discount rate is the average historical discount rate observed for California residential subdivisions and planned unit developments ("PUDs") for the 3 rd quarter, as reported in the 4th Quarter, 2003 edition of the RealtyRates.com Developer Survey.

Applying a range of discount rates between 20% and 25% to the equipment leasing cash flows and 20.8% to MILPI’s allocable cash flows relating to RMLP, Imperial Capital determined a net present value as of December 1, 2003, of approximately $12.0 - $12.2 million. To calculate MILPI’s estimated total enterprise value, Imperial Capital added current assets of approximately $18.3 million and approximately $3.0 million cash surrender value of the officers’ life insurance policy to the NPV of the future cash flows resulting in an estimated total enterprise value range of $33.4 - $33.5 million. To calculate PLM’s estimated equity value, Imperial Capital subtracted approximately $18.8 million of debt obligations and other liabilities from the total enterprise value. Based on the net present ranges discussed above and the estimated market values of MILPI’s non-operating assets and liabilities, Imperial Capital determined MILPI’s estimated equity value to be approximately $14.6 – 14.8 million. This valuation compares with the aggregate purchase price of approximately $16.6 million to be paid to Trust C and Trust D ($8.3 million each) (reflecting an enterprise value of approximately $35.8  million).

The summary of the Imperial Capital opinion set forth above does not purport to be a complete description of the data and analyses presented or considered by Imperial Capital. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, Imperial Capital’s analysis must be considered as a whole and considering any portion of Imperial Capital’s analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Imperial Capital opinion.

In the ordinary course of business and in accordance with applicable state and federal securities laws, Imperial Capital may make a market in securities of Semele, the Trust and Trust D and may trade the securities of such entities for its own account and for the account of customers and, accordingly, may at any time hold long or short positions in such securities. In addition, Imperial Capital previously acted as financial advisor to PLM and certain of its affiliates in connection with the acquisition of PLM by a subsidiary of MILPI and rendered a fairness opinion to the Trust and Trust D in connection with the purchase by MILPI of Trust A and Trust B’s interests in MILPI. Imperial Capital rendered its opinion to PLM’s board of directors on December 21, 2000 and was paid a success fee of $175,000, plus expenses for such opinion. Imperial Capital was paid a fee of $37,500 for the fairness opinion rendered with respect to the purchase of Trust A and Trust B’s interests in March 2003. As of the date of the opinion, Imperial Capital and its affiliates owned approximately 4% of the common stock of Semele, based on the number of shares publicly reported by Semele to be outstanding.

Imperial Capital has been paid a fee of $50,000 for its fairness opinion rendered to the Trust and Trust D. The Trust and Trust D also agreed to indemnify Imperial Capital, its affiliates and each of their respective directors, officers and employees and each other person, if any, controlling Imperial Capital or any of its affiliates against certain liabilities.

Imperial Capital is engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions, divestitures, leveraged buyouts, private placements and other situations. The Trust and Trust D retained Imperial Capital to provide the fairness opinion because of Imperial Capital’s expertise, reputation and familiarity with MILPI and with securities similar to those being acquired by MILPI.

Selected Financial Data

For the nine months ended September 30, 2003 and each of the five years in the period ended December 31, 2002, and for the pro forma information for the nine months ended September 30, 2003 and the year ended December 31, 2002 (in thousands of dollars):

Summary of Operations	September 30, 2003	Pro Forma September 30, 2003 (1)	2002	Pro Forma December 31, 2002 (1)	2001	2000	1999	1998

Lease revenue	$ 3,613	$ 3,613	$ 5,682	$ 5,682	$ 6,520	$ 7,734	$ 10,287	$ 15,201

Total revenue	$ 3,698	$ 3,698	$ 5,521	$ 5,521	$ 6,986	$ 10,785	$ 15,453	$ 19.154

Net income (loss)	$ 1,027	$ 668	$ (1,451)	$ (1,846)	$ (5,599)	$ 2,050	$ 5,803	$ 4,999

Per Beneficiary Interest:
Net income (loss)
Class A Interests	$ 0.60	$ 0.57	$ (0.83)	$ (1.05)	$ (2.84)	$ 0.66	$ 1.13	$ 1.17
Class B Interests	$ (0.02)	$ (0.09)	$ -	$ -	$ (0.10)	$ 0.18	$ 0.75	$ 0.39

Cash distributions declared
Class A Interests	$ -	$ -	$ -	$ -	$ -	$ -	$ 4.56	$ 1.64
Class B Interests	$ -	$ -	$ -	$ -	$ -	$ -	$ 3.66	$ 2.10

Financial Position
_____________

Total assets	$ 37,521	$ 34,517	$ 36,524		$ 42,172	$ 51,641	$ 71,091	$ 72,909

Total long-term obligations	$ -	$ -	$ -		$ 22,383	$ 26,221	$ 32,573	$ 35,073

Participants' capital	$ 18,940	$ 15,936	$ 16,139		$ 17,590	$ 23,189	$ 21,159	$ 36,360

(1)

  T       The Trust’s unaudited pro forma financial statements as of and for nine months ended September 30, 2003 and for the year ended December 31, 2002 have been prepared as if the sale of the membership interests in MILPI held by the Trust and Trust D had occurred on January 1, 2002. See "Unaudited Pro Forma Financial Information."

Tax Consequences

For a discussion of the tax consequences in connection with Proposal Three, see "Certain Federal Income Tax Consequences in Connection with the Proposals."

THE MANAGING TRUSTEE RECOMMENDS THAT BENEFICIARIES CONSENT TO PROPOSAL THREE.

PROPOSAL 4 – APPROVAL OF THE AMENDMENTS TO SECTION 8.1(b)
AND SECTION 7.7 OF THE TRUST AGREEMENT
TO PERMIT THE MANAGING
TRUSTEE TO MAKE DISTRIBUTIONS IN-KIND TO AFFILIATES
OF THE MANAGING TRUSTEE

The Amendment

Section 8.1(b) of the Trust Agreement currently allows for distributions in-kind to Beneficiaries, the Special Beneficiary and the Managing Trustee (the "Participants") on a pro rata basis upon final dissolution and termination of the Trust while Section 7.7 states that the Trust shall not make any in-kind distributions to the Participants. It is proposed that Section 8.1(b) and Section 7.7 be amended in order to allow the Managing Trustee, in its discretion, to make special distributions in-kind to certain affiliates of the Trust prior to, but in connection with, the final liquidation and dissolution of the Trust.

Reasons for the Amendment

The proposed amendments to Section 8.1(b) and Section 7.7 would allow the Managing Trustee to make special distributions in-kind to itself and its affiliates in connection with a liquidation or dissolution and to pay in cash each of the Participants not receiving the in-kind distribution their pro rata share of the fair market value of the assets in-kind being distributed. Under the terms of the proposed amendment, the fair market value of the in-kind assets distributed would be determined by an Independent Expert. Independent Expert is defined in the Trust Agreement as a person or entity with no current material or prior business or personal relationship with any person directly or indirectly instrumental in organizing, wholly or in part, the Trust, or the Managing Trustee or its affiliates.

Instead of receiving assets, the Beneficiaries would receive the cash value of such assets providing them with liquidity and the assurance that, because the valuation would be performed by an Independent Expert, the value of the assets distributed in-kind would not exceed the cash being distributed on a ratable basis. The Managing Trustee believes that the proposed amendment would be beneficial to the Beneficiaries because the Managing Trustee and its affiliates could dispose of certain assets, that would otherwise be difficult to sell or for which the costs of maintaining the assets would be greater than the revenue derived, by making distributions in-kind. As a result, the Trust would be able to rid itself of its less profitable assets more quickly, dissolve and avoid the ongoing expenses that it might otherwise be subject to if it had to continue as a going concern in order to dispose of its hard-to-sell assets.

Attached hereto as Annex C is the full text of the proposed amendment to the Trust Agreement, which includes the proposed amendments to Section 8.1(b) and Section 7.7.

THE MANAGING TRUSTEE RECOMMENDS THAT THE BENEFICIARIES CONSENT TO PROPOSAL FOUR.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The audited financial statements of the Trust as of and for the year ended December 31, 2002 and the Trust’s unaudited financial statements for the nine months ended September 30, 2003 have previously been filed with the Securities and Exchange Commission on Form 10-K and Form 10-QSB, respectively. The unaudited pro forma financial information presented are based on the estimates and information set forth herein and have been prepared utilizing the audited financial statements and notes thereto appearing in the Trust’s Form 10-K as of and for the year ended December 31, 2002 and the Trust’s unaudited financial statements and notes thereto appearing in the Trust’s Form 10-QSB as of and for the nine months ended September 30, 2003. The unaudited pro forma financial information should be read in conjunction with the historical audited and unaudited financial statements of the Trust, including the related notes thereto.

The following unaudited pro forma financial information of the Trust is presented to give effect to the sale of the Trust’s membership interests in MILPI as described in Proposal Three contained in this Solicitation Statement. MILPI was formed in December 2000, for the purpose of acquiring 100% of the outstanding common stock of PLM.

As required by Rule 11-02 of Regulation S-X, the Trust’s unaudited pro forma statements of operations for the nine months ended September 30, 2003 and the year ended December 31, 2002 have been prepared as if the sale of the Trust’s interest in MILPI had occurred on January 1, 2002. The Trust’s unaudited pro forma statement of financial position as of September 30, 2003 has been prepared as if the sale had occurred on September 30, 2003.

The unaudited pro forma financial information of the Trust is presented on a going concern basis, which may differ materially from a liquidation basis presentation. Apart from the proposed sale of the Trust’s membership interests in MILPI pursuant to Proposal Three and the sale in the ordinary course of its interest in an aircraft, the Trust has engaged only in preliminary discussions with prospective purchasers of the assets of the Trust and, to date, no agreements have been entered into. Therefore, no adjustments have been made to reflect the Trust’s assets as "Held for Sale" under Statement of Financial Accounting Standards No. 144 (in other words, the value of the assets has not been adjusted to be the lower of carrying value or fair value, less the cost of sale). Additionally, if Proposal Four is adopted, the Trust may make special in-kind distributions of assets to the Managing Trustee and its affiliates. However, the Trust has not yet determined which assets might be distributed in such manner. Consequently, as a result of the foregoing, the historical and unaudited pro forma financial information of the Trust included in this Solicitation Statement are not necessarily indicative of the liquidation value of the Trust’s assets and therefore should not be solely relied upon by Beneficiaries in deciding whether or not to consent to the Proposals contained herein.

The accompanying financial statements are unaudited and are not necessarily indicative of the results that would have occurred if the transaction had occurred on January 1, 2002, or any particular date thereafter, nor do they purport to represent the financial position or results of operations that may be achieved by the Trust in future periods.

Pro Forma Balance Sheet
September 30, 2003

(in thousands of dollars)
(unaudited)

	Historical at September 30, 2003	Pro Forma Adjustments	Pro Forma at September 30,2003

Assets

Cash and cash equivalents	$935	$8,300 A	$9,235
Rents receivable	295		295
Accounts receivable - affiliate	93		93
Loan receivable – EFG/Kettle Development, LLC	79		79
Interest receivable	123		123
Interest in EFG/Kettle Valley Development, LLC	4,137		4,137
Interest in EFG Kirkwood, LLC	2,408		2,408
Interest in MILPI Holdings, LLC	11,304	(11,304) A	-
Interest in C & D IT, LLC	1,157		1,157
Investments - other	258		258
Other assets, net of accumulated amortization of $0.1 million	399		399
Equipment at cost, net of accumulated depreciation of $25.5 million	16,333		16,333

Total assets	$37,521	$(3,004)	$34,517

Liabilities and participants' capital

Notes payable	16,346		16,346
Accrued liabilities	369		369
Deferred rental income	269		269
Other liabilities	1,597		1,597

Total liabilities	18,581		18,581

Participants' capital (deficit):
Managing Trustee	10	(37) A	(27)
Special Beneficiary	87	(87) A	-
Class A Beneficiary interests (1,786,753 interests;
initial purchase price of $25 each)	20,547	(2,679) A	17,868
Class B Beneficiary interests (3,024,740 interests;
initial purchase price of $5 each)	201	(201) A	-
Treasury interests (224,261 Class A interests at cost)	(2,339)		(2,339)
Accumulated other comprehensive income	434		434

Total participants' capital	18,940	(3,004)	15,936

Total liabilities and participants' capital	$37,521	$(3,004)	$34,517

See accompanying notes.

Pro Forma Statements of Operations

For the Nine Months Ended September 30, 2003

(in thousands of dollars)

(unaudited)

	Historical For the Nine Months Ended September 30, 2003	Pro Forma Adjustments	Pro Forma For the Nine Months Ended September 30, 2003

Revenue

Lease revenue	$3,613	$-	$3,613
Interest income	84		84
Gain on sale of equipment	1		1

Total revenues	3,698		3,698

Expenses

Depreciation and amortization	1,455		1,455
Interest expense	1,179		1,179
Management fees - affiliates	295	(73) C	222
Operating expenses	373		373
Operating expenses - affiliate	89		89

Total expenses	3,391	(73)	3,318

Equity Interests

Equity in net income of EFG/Kettle Development, LLC	27		27
Equity in net income of EFG Kirkwood, LLC	261		261
Equity in net income of MILPI Holdings, LLC	432	(432) B	-

Total income from equity interests	720	(432)	288

Net income (loss)	$1,027	$(359)	$668

Net income (loss)
per Class A Beneficiary Interest	$0.60		$0.57
per Class B Beneficiary Interest	$(0.02)		$(0.09)

See accompanying notes.

Pro Forma Statement of Operations For the Year Ended December 31, 2002 (in thousands of dollars) (unaudited)

	Historical			Pro Forma
	For the			For the
	Year Ended	Pro Forma		Year Ended
	December 31, 2002	Adjustments		December 31, 2002

Revenue
Lease revenue	$ 5,682	$ -		$ 5,682
Interest income	64			64
Gain on sale of equipment	1,249			1,249
Loss on sale of equipment	(1,474)			(1,474)

Total revenue	5,521			5,521

Expenses
Depreciation and amortization	2,775			2,775
Impairment of assets	599			599
Interest expense	1,814			1,814
Interest expense - affiliates	28			28
Management fees - affiliates	434	(98)	C	336
Operating expenses	889			889
Operating expenses - affiliate	201			201

Total expenses	6,740	(98)		6,642

Equity Interests
Equity in net loss of EFG/Kettle Valley Development, LLC	(241)			(241)
Equity in net loss of EFG Kirkwood, LLC	(484)			(484)
Equity in net income of MILPI Holdings, LLC	493	(493)	B	-

Total loss from equity interests	(232)	(493)		(725)

Net loss	$ (1,451)	$ (395)		$ (1,846)

Net loss
per Class A Beneficiary Interest	$ (0.83)			$ (1.05)
per Class B Beneficiary Interest	-			-

See accompanying notes.

Notes to Unaudited Pro Forma Financial Information

Note 1 - Basis of Presentation

The accompanying unaudited pro forma financial information of the Trust are presented to give effect to the sale of the Trust’s membership interests in MILPI as described in Proposal Three contained in this Solicitation Statement.

The Trust’s unaudited pro forma statements of operations for the nine months ended September 30, 2003 and the year ended December 31, 2002 have been prepared as if the sale of the Trust’s membership interests in MILPI had occurred on January 1, 2002. The Trust’s unaudited pro forma statement of financial position as of September 30, 2003 has been prepared as if the sale had occurred on September 30, 2003.

The accompanying financial statements are unaudited and are not necessarily indicative of the results that would have occurred if the transaction had occurred on January 1, 2002, or any particular date thereafter, nor do they purport to represent the financial position or results of operations that may be achieved by the Trust in future periods.

Note 2 – Pro Forma Adjustments

The pro forma adjustments outlined below relate to the sale of the Trust’s membership interest in MILPI. MILPI was formed in December 2000, for the purpose of acquiring 100% of the outstanding common stock of PLM, an equipment leasing and asset management company. In February 2001, MILPI, through a wholly owned subsidiary, acquired 83% of the outstanding common stock of PLM pursuant to a cash tender offer. In February 2002, pursuant to the terms of an agreement with PLM, MILPI acquired the remaining 17% of PLM’s outstanding common stock at which point MILPI’s wholly-owned subsidiary merged into PLM, with PLM being the surviving entity. Prior to the acquisition of the additional common stock, the Trust held a 34% membership interest in MILPI that was increased to 38% upon completion of the subsequent acquisition. In May 2003, MILPI acquired AFG Investment Trust A & B Liquidating Trusts interest in MILPI for $5.4 million. As a consequence of the acquisition, the Trust and Trust D’s non-controlling interest in MILPI increased to 50% per Trust.

The Trust accounts for its membership interest in MILPI using the equity method of accounting. Under the equity method of accounting, the Trust’s interest is (i) increased (decreased) to reflect the Trust’s share of income (loss) of MILPI, and (ii) decreased to reflect any dividends the Trust received from MILPI. The excess of the Trust’s cost to acquire its membership interest in MILPI and the fair value of the net identifiable assets purchased is considered goodwill and is reviewed for recoverability annually in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations."

The Trust is not a taxable entity and therefore pro forma income tax adjustments are not applicable.

(A)    Adjustment to record the sale of the Trust’s membership interest in MILPI for cash proceeds of $8.3 million, pursuant to the Membership Interest Purchase Agreement. The Trust’s interest in MILPI had a carrying value of $11.3 million at September 30, 2003 which would result in a reduction of equity in the pro-formas of $3.0 million. Since the reduction of equity on the sale has a one-time impact, it has not been included as an adjustment to the pro-forma income statements. The sale price was calculated in accordance with the Membership Interest Purchase Agreement as follows (in thousands of dollars):

Original purchase price of the membership interest	$9,802
Plus: Purchase Fees	98	(i)
Less: Dividend paid to the Trust	(1,748)	(ii)
Plus: Premium	148

Sale Price of membership interest	$8,300

(i) Defined as all fees paid by the Trust to the Managing Trustee in connection with the purchase of the Trust’s membership interest in MILPI.

(ii) On March 12, 2002, PLM declared and paid a cash dividend to MILPI of approximately $2.7 million. MILPI then declared and paid a cash dividend to its members of approximately $2.7 million, of which the Trust’s share was $1.0 million. In December 2002, MILPI declared and paid a cash dividend to its members of approximately $2.0 million of which the Trust’s share was $0.7 million.

(B)  Adjustment to reverse the Trust’s share of the net income of MILPI recorded under the equity method of accounting, as discussed above.

(C)  Adjustment to reverse the management fees paid to the Managing Trustee in connection with the management of the Trust’s membership interest  in  MILPI as described  in (A) above.

Note 3 – Subsequent Events

The Trust and Trust D (collectively the "Trusts") jointly owned interest in a trust whose sole asset was a Boeing 767 aircraft. The Trust and Trust D each owned 50% of the trust. In December 2003, the lease associated with the aircraft expired and the third party lessee returned the asset to the trust. The aircraft was financed with a non-recourse note pursuant to a related loan and security agreement. On December 4, 2003, the trust returned the asset to the lender in consideration of the outstanding balance of the note pursuant to the loan and security agreement. The Trust recorded a loss on the disposition of the asset of $0.1 million associated with reimbursable costs due to the lender. No other gain or loss was recorded on the disposition of the asset because the net book value of the aircraft ($16.1 million for the Trust) was equal to the balance of the non-recourse note at the date of delivery of the aircraft to the lender.

The trust sold a residual interest in the aircraft in fiscal 1999 for $3.0 million. The cash received for the sale of residual interest was recorded as "Other Liabilities" in the Trusts’ balance sheets. Payment of the residual interest is due only to the extent that the sale of the aircraft generated net residual proceeds from the aircraft in excess of a base amount. Since the asset was returned to the lender, no residual proceeds were generated. Therefore, the Trust recorded $1.5 million of income in the Trust’s Statement of Operations for the fourth quarter of 2003 reflecting the elimination of its proportionate share of the residual interest liability.

SUMMARY OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES
IN CONNECTION WITH THE PROPOSALS

If the Plan of Liquidation and Dissolution is approved pursuant to Proposal One, the tax consequences will be consistent with the existing partnership tax rules. The Trust will recognize its distributive share of the gain or loss for income tax purposes on the sale of assets based upon the difference between the sale price and the tax basis of the asset sold. The gain or loss will be capital gain or loss, which will be long-term if the holding period for the assets exceeds one year. Gain will increase the Beneficiary’s basis in his or her Interest and a loss will decrease his or her basis. Distributions will not be taxable unless they exceed the Beneficiary’s basis in his or her Interest. Distributions in-kind to Beneficiaries will not result in taxable gain or loss to the Trust. Rather, they affect the basis of that Beneficiary’s Interest. Although distributions in-kind may affect the timing of income/loss recognition if the dissolution goes into 2005, it will not affect the amount of gain or loss ultimately recognized by the Beneficiaries. Also, because the investment generally qualifies as a "passive activity" for purposes of determining the deductibility of losses on a Beneficiary’s personal return, dissolution of the Trust will allow Beneficiaries to fully utilize suspended passive losses in the year of dissolution.

If Proposal Three is approved, gain or loss from the sale of the Trust’s membership interests in MILPI will constitute capital gain or loss to the Trust, a Beneficiary’s share of which will pass through to it and be reportable on its federal income tax return. Such gain or loss will be long-term depending if the Trust’s holding period exceeds one year. Any gain will increase, and any loss will decrease, a Beneficiary’s adjusted federal tax basis in its Interest. The Trust is not separately taxed on its income.

THE TAX CONSEQUENCES DISCUSSED HEREIN MAY AFFECT BENEFICIARIES DIFFERENTLY DEPENDING UPON THEIR PARTICULAR TAX SITUATIONS UNRELATED TO THE LIQUIDATING DISTRIBUTION. ACCORDINGLY, THIS SUMMARY IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING ON AN INDIVIDUAL BASIS. BENEFICIARIES MAY WISH TO CONSULT THEIR PERSONAL TAX ADVISERS CONCERNING THEIR PARTICULAR TAX SITUATIONS AND THE IMPACT THEREON OF RECEIVING THE LIQUIDATING DISTRIBUTION, INCLUDING ANY STATE AND LOCAL TAX CONSEQUENCES.

This summary is based on the federal tax laws and regulations in effect on the date of this Solicitation Statement, all of which are subject to change by legislative or administrative action, possibly with retroactive effect. The discussion herein does not address the particular federal income tax consequences that may apply to certain Beneficiaries such as trusts, estates, tax-exempt organizations, qualified plans, individual retirement accounts, nonresident aliens or other foreign investors. This summary also does not address the state, foreign or local tax consequences of a Beneficiary’s holding of an interest in the Trust.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of the Trust’s Interests, as of ___________, 2003, by each person known by the Trust to be the beneficial owner of more than 5% of any class of its outstanding Interests.

Name and Address of Beneficial Owner (1)	Number of Class A Interests	Percent of Class A Interests Owned	Number of Class B Interests	Percent of Class B Interests Owned	Percentage of Special Beneficiary Interest Owned

Equis II Corporation (2).	5,240	*	3,019,222	99.8%	–
Semele Group, Inc . (3).	14,450	*	3,019,222	99.8%	100%
Gary D. Engle (4).	14,450	*	3,019,222	99.8%	–
James A. Coyne (5).	14,450	*	3,019,222	99.8%	–
___________________

 *    Represents less than 1% of the outstanding Interests.

(1)    The business address of each Beneficiary listed above is c/o Equis Financial Group Limited Partnership, 200 Nyala Farms, Westport, Connecticut 06880.

(2)    Equis II Corporation, a wholly owned subsidiary of Semele, owns 5,240 Class A Interests and 3,019,222 Class B Interests.

(3)    Semele owns 100% of Equis II Corporation and, as such, has shared investment power with respect to the Class B Interests owned by Equis II Corporation. Old North Capital Limited Partnership, a controlled affiliate of Semele, owns 9,210 Class A Interests.

(4)    Mr. Engle has a 37.1% ownership interest in Semele. Mr. Engle, together with Mr. Coyne, controls a majority of the interest in Semele and Equis II Corporation.

(5)    Mr. Coyne has a 20.8% ownership interest in Semele. Mr. Coyne, together with Mr. Engle, controls a majority of the interest in Semele and Equis II Corporation.

ADDITIONAL INFORMATION CONCERNING THE TRUST

The Class A Interests are registered under the Securities Act of 1933 and as a result the Trust files annual and quarterly reports and other information with the SEC. You may read and copy any reports and other information that the Trust files with the SEC at the following SEC locations:

Public Reference Room
450 Fifth Street, N.W.
Washington, D.C. 20549

Copies of such materials may be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

The SEC also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of such Web site is http://www.sec.gov.

The SEC allows the Trust to "incorporate by reference" information into this Solicitation Statement. This means that the Trust can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this Solicitation Statement, except for any information that is superseded by information that is included directly in this Solicitation Statement.

This Solicitation Statement incorporates by reference the documents listed below that the Trust has previously filed with the SEC. Copies of each of such documents are being delivered to Beneficiaries along with this Consent Solicitation Statement.

Company SEC Filings	Period

Annual Report on Form 10-K	Year ended December 31, 2002
Quarterly Report on Form 10-QSB	Quarter ended March 31, 2003
Quarterly Report on Form 10-QSB	Quarter ended June 30, 2003
Quarterly Report on Form 10-QSB	Quarter ended September 30, 2003
Periodic Report on Form 8-K	December 4, 2003

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Solicitation Statement contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and business strategies of the Trust. Statements in this Solicitation Statement that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Such forward-looking statements, including, without limitation, those relating to the future business prospects, revenues and income, wherever they occur in this document, are necessarily estimates reflecting the best judgment of the Managing Trustee and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Such forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this Solicitation Statement.

Words such as "estimate," "project," "plan," "intend," "expect," "believe," "anticipate," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this Solicitation Statement and the other documents incorporated by reference, including, but not limited to, the Trust’s Annual Report on Form 10-K for the year ended December 31, 2002. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Solicitation Statement. The Trust does not undertake any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this Solicitation Statement or to reflect the occurrence of unanticipated events.

Annex A

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

This Plan of Complete Dissolution and Liquidation (this "Plan"), is entered into as of _________ __, 2003, by AFG ASIT Corporation, not in its individual capacity but solely as Managing Trustee (the "Managing Trustee") of AFG Investment Trust C, a trust formed under the laws of the State of Delaware (the "Trust"), under a certain Third Amended and Restated Declaration of Trust dated as of _________, 2003, as the same has been amended thereafter from time to time (the "Trust Agreement"), and Wilmington Trust Company, not in its individual capacity but solely as Delaware Trustee (the "Delaware Trustee") of the Trust.

R E C I T A L S

WHEREAS, pursuant to Section 1.6 of the Trust Agreement the Trust shall continue in full force and effect until December 31, 2004, except that the Trust shall be dissolved, its affairs wound up and its assets liquidated prior to December 31, 2004 upon the sale or other disposition of all or substantially all of the Assets of the Trust, unless the Managing Trustee elects to continue the Trust business for the purpose of the receipt and collection of any consideration to be received in exchange for Assets (which activities shall be deemed to be a part of such sale or other disposition and the winding up of the affairs of the Trust); and

WHEREAS, the Trust Agreement provides that the Managing Trustee shall use its best efforts to sell all of the Assets of the Trust not later than the end of the tenth year following the Trust’s Final Closing, provided that market conditions existing at the time permit sale of the Assets on terms deemed reasonable by the Managing Trustee; and

WHEREAS, pursuant to the Trust Agreement, the Managing Trustee shall have full power and authority on behalf on the Trust to sell, exchange or otherwise dispose of the Assets on terms the Managing Trustee deems to be in the best interests of the Trust; and

WHEREAS, the Managing Trustee has determined that it is necessary and advisable and in the best interest of the Trust to sell or otherwise dispose of all or substantially all of its Assets; and

WHEREAS, the Beneficiaries of the Trust have agreed by the written consent of     % of the Class A and Class B Interests to liquidate and dissolve the Trust in accordance with the terms hereof; and

WHEREAS, upon the consummation of such sale or other disposition of all or substantially all of the Assets of the Trust, the Managing Trustee shall dissolve the Trust and wind up the business of the Trust in accordance with the Trust Agreement, pursuant to this Plan, and in conformity with the laws of the State of Delaware; and

WHEREAS, capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Trust Agreement.

NOW THEREFORE, the Managing Trustee shall take, or cause to be taken, the following actions on behalf of the Trust:

1.    The Managing Trustee shall cause the Trust to sell or otherwise dispose of all or substantially all of the Assets of the Trust. The Managing Trustee may determine, in its sole discretion, the means, manner and terms of such sales or other dispositions of the Trust’s Assets.

2.    Upon the consummation of the sale or other disposition of all or substantially all of the Trust’s Assets, the Managing Trustee shall dissolve the Trust, apply and distribute the proceeds thereof in accordance with Sections 1.6 and 8.1(b) of the Trust Agreement, and wind up the affairs of the Trust. Nothing in this Plan shall be interpreted to modify or limit in any way the Managing Trustee’s power to (i) pursuant to Section 1.6 of the Trust Agreement, defer the liquidation of any Assets if an immediate sale is impermissible, impractical or would create an undue loss for the Managing Trustee or any beneficiary of the Trust (other than those necessary to satisfy the debts and obligations of the Trust) and withhold from distribution such proceeds from the sale or other disposition of any of the Assets of the Trust for a reasonable time, or (ii) pursuant to Section 8.1(b), pay to the Trust in cash an amount equal to the deficit balance in its Capital Account within a specified period of time, which amount shall, upon liquidation of the Trust, be paid to recourse creditors of the Trust.

3.    Upon the consummation of the sale or other disposition of all or substantially all of the Assets of the Trust and the winding up of the affairs of the Trust, the Trust shall be dissolved and, pursuant to Section 3810(d) of the Delaware Business Trust Act and in accordance with Section 1.6 of the Trust Agreement, the Managing Trustee shall cause the Trust to file a Certificate of Cancellation, a form of which is attached hereto as Exhibit A , which shall state, inter alia , the future effective date or time certain at which the cancellation of the Trust shall be effective.

4.    The Managing Trustee may modify or amend this Plan at any time if it determines that such action would be advisable and in the best interests of the Trust. In addition, the Trust may abandon this Plan at any time prior to the filing of the Plan among the records of the Trust if it determines that abandonment would be advisable and in the best interests of the Trust.

5.    In addition to and without limitation of the foregoing, the Managing Trustee shall take any and all other actions deemed required, necessary or desirable to complete the liquidation and dissolution of the Trust.

IN WITNESS WHEREOF, the Managing Trustee has executed this Plan as of the date first set forth above.

AFG ASIT CORPORATION, as Managing
   Trustee and not individually

By:  _______________________________
Name:
Title:

WILMINGTON TRUST COMPANY, as Delaware
   Trustee and not individually

By:  __________________________________
Name:
Title:

Exhibit A to
Plan of Liquidation

CERTIFICATE OF CANCELLATION
OF
CERTIFICATE OF TRUST
OF
AFG INVESTMENT TRUST C

Delaware Business Trust Act Section 3810(d)

AFG Investment Trust C, a business trust incorporated under the laws of the State of Delaware, hereby submits a Certificate of Cancellation of the Certificate of Trust under Delaware Business Trust Act, Section 3810(d):

1.    The name of the Trust is: AFG Investment Trust C.

2.    The date the Trust filed its certificate of trust was: August 31, 1992.

3.    The effective date of the cancellation of the Trust shall be: ________________.

IN WITNESS WHEREOF, the undersigned, being all the Trustees of AFG Investment Trust C, have signed this Certificate of Cancellation of Certificate of Trust as Trustees as of the ____ day of ___________, 200_.

AFG ASIT CORPORATION, as Managing Trustee
   and not individually

By:    ___________________________________
Name:
Title:

WILMINGTON TRUST COMPANY, as Delaware
   Trustee and not individually

By:   _____________________________________
Name:
Title:

December 1, 2003

AFG Investment Trust C and

AFG Investment Trust D

200 Nyala Farms

Westport, Connecticut 06880

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to AFG Investment Trust C and AFG Investment Trust D (the "Trusts"), of the aggregate consideration to be received by the Trusts in connection with the sale of 100% of the membership interests in MILPI Holdings, LLC (which together with its subsidiaries is hereinafter referred to as "MILPI") (the "Membership Interests") to an entity to be controlled by Gary Engle and James Coyne (the "Buyer") (the "Transaction"). Pursuant to the Transaction, the Buyer will pay cash consideration equal to $16,600,000 (the "Consideration") to the Trusts for the Membership Interests. The Buyer and the Trusts are affiliated with Semele Group, Inc., which is also indirectly affiliated with MILPI.

In connection with the rendering of this opinion, we have:

(i)   Analyzed certain historical business and financial information relating to MILPI, including audited financial statements for the year ended December 31, 2002, a summary of MILPI’s cash flows for the nine months ended September 30, 2003 and balance sheet as of September 30, 2003, which was provided by management of MILPI;

(ii)   Reviewed certain information including financial forecasts, relating to the business, earnings, taxes and cash flow, furnished to us by management of MILPI;

(iii)   Reviewed MILPI Holdings, LLC financial projections for October 1, 2003 through December 31, 2007, furnished to us by management of MILPI;

(iv)   Reviewed a liquidation analysis for PLM Equipment Growth Funds ("EGF") I – IV, furnished to us by management;

(v)   Reviewed financial projections for EGF V – VII and Professional Lease Management Income Fund I, LLC, furnished to us by management of MILPI;

(vi)   Reviewed BMIF/BSLF II Rancho Malibu Limited Partnership’s (the "Rancho Malibu Partnership") financial projections for October 1, 2003 through December 31, 2007, prepared by Vintage Rancho Malibu, LLC and furnished to us by management of MILPI;

(vii)   Reviewed MILPI’s projected tax assumptions as provided by MILPI’s tax professional;

(viii)   Reviewed certain publicly available business and financial information relating to MILPI, RMLP, Inc. ("RMLP") and PLM International, Inc. ("PLM") that we deemed relevant;

(ix)   Reviewed the First Amended and Restated Limited Partnership Agreement of BMIF/BSLF II Rancho Malibu Limited Partnership by and among RMLP, Inc., C&D IT LLC, and Vintage Rancho Malibu, LLC, dated as of June 23, 2003;

(x)   Conducted discussions with members of senior management of MILPI concerning the matters described in clauses (i), through (ix) above, as well as the prospects and strategic objectives of MILPI;

(xi)   Reviewed public information with respect to certain other companies with financial profiles which we deemed to be relevant; and

(xii)   Conducted such other financial studies, analyses and investigation and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

With your consent, we have relied upon the accuracy and completeness of the foregoing financial and other information and have not assumed responsibility for independent verification of such information or conducted any independent valuation or appraisal of any assets of MILPI, nor have we been furnished with any such appraisals. With respect to the financial forecasts, we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of MILPI as to the future financial performance of MILPI. We have also relied upon the assurances of senior management of MILPI that they are unaware of any facts that would make the information or financial forecasts provided to us incomplete or misleading. We assume no responsibility for, and express no view as to, such forecasts or the assumptions on which they are based.

Our opinion expressed herein has been prepared for the information of the Trusts, and our opinion is rendered only in connection with the Transaction. This opinion does not constitute a recommendation to the Trusts as to whether they should sell the Membership Interests to the Buyer. This opinion does not address the business decision or the basis for recommendation to engage in the Transaction or address the relative merits of any alternatives discussed by the Trusts. No opinion is expressed herein, nor should one be implied, as to the fair market value of MILPI’s membership interests or the prices at which they may trade at any time. It is understood that this opinion may not be disclosed or otherwise referred to or used for any other purpose without our prior written consent, except as may otherwise be required by law or by a court of competent jurisdiction; provided, however, that this opinion letter may be reproduced in full in the Proxy Statements of the Trusts related to the Transaction.

In the ordinary course of its business and in accordance with applicable state and federal securities laws, Imperial Capital, LLC may make a market in securities of Semele Group Inc. or the Trusts and may trade the securities of Semele Group Inc. or any of its affiliates including the Trusts for its own account and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

Imperial Capital, LLC previously acted as financial advisor to PLM and certain affiliates of PLM in connection with the sale of PLM to MILPI Acquisition Corp. and received a fee in connection with the rendering of fairness opinions to PLM and certain affiliates of PLM in connection with such sale. Imperial Capital, LLC also rendered a fairness opinion in connection with the Trusts’ subsequent repurchase of membership interests in MILPI which were held by AFG Investment Trust A and AFG Investment Trust B, as well as a fairness opinion in connection with PLM’s acquisition of 75% of the partnership interests in the Rancho Malibu Partnership. Additionally, Imperial Capital, LLC has performed investment banking services for affiliates of MILPI, including PLM, Semele Group Inc. and the Trusts in the past. As of the date hereof, Imperial Capital, LLC and its affiliates own approximately 4% of the common stock of Semele Group Inc., based on the number of shares publicly reported by Semele Group Inc. to be outstanding. Gary Engle and James Coyne collectively own a majority of the outstanding stock of Semele Group Inc.

Based on and subject to the foregoing, we are of the opinion that as of the date hereof, the Consideration to be received by the Trusts in the Transaction is fair to the Trusts from a financial point of view.

Very truly yours,

Imperial Capital, LLC

Annex to
Fairness Opinion

Discounted Cash Flow Analysis

EQUIPMENT LEASING BUSINESS
	ACTUAL		PROJECTED
	FYE	1/1 - 9/30 (1)	10/1 - 12/31	FYE
	2002	2003	2003	2004	2005	2006	2007
Revenues:
Management Fees	$ 4,494	$ 2,166	$ 951	$ 4,011	$ 3,650	$ 3,284	$ 1,171
Partnership Interests and Other Fees	24	541	219	1,448	1,097	7,692	7,518
Operating Leases	122	108	50	-	-	-	-
Acquisition Fees	-	517	550	1,100	-	-	-
Gain on Sale	-	157	-	-	-	-	-
Other	588	250	-	70	-	-	-
Total Revenues	5,228	3,739	1,770	6,629	4,747	10,976	8,689

Costs and Expenses:
Impairment of Managed Programs	368	277	-	-	-	-	-
Depreciation and Amortization	177	258	-	-	-	-	-
Trust C & D Related Expenses	-	-	-	-	-	-	-
General and Administrative	2,800	1,721	683	2,829	2,928	3,031	1,770
Total Costs and Expenses	3,345	2,256	683	2,829	2,928	3,031	1,770

EBIT	1,883	1,483	1,087	3,800	1,818	7,945	6,919

Less: Taxes			(108)	(5,900)	(1,836)	(4,175)	(8,254)
Plus: Depreciation			-	-	-	-	-
Change in Net Working Capital			(2)	(42)	57	101	281
Free Cash Flow			977	(2,142)	40	3,872	(1,054)

Present Value of Projected Cash Flows @ 20.0% Discount Rate			$ 934	$ (1,735)	$ 43	$ 2,029	$ (735)

Present Value of Projected Cash Flows @ 25.0% Discount Rate			$ 924	$ (1,654)	$ 42	$ 1,753	$ (668)

	Discount Rate
	20.0%	25.0%
Net Present Value of Equipment Leasing Projected Cash Flows	$ 536	$ 398

RANCHO MALIBU PARTNERSHIP
	ACTUAL		PROJECTED
	FYE	1/1 - 9/30 (1)	10/1 - 12/31	FYE
	2002	2003	2003	2004	2005	2006	2007
Partnership Revenues:
Rancho Malibu Return of Capital & Interest	$ -	$ -	$ -	$ -	$ -	$ 8,276	$ 1,434
Rancho Malibu Partnership Income	-	-	-	-	-	-	5,210
Total Partnership Revenues	-	-	-	-	-	8,276	6,644

Plus: Tax Benefit	-	-	-	-	1,901	3,924	307
Free Cash Flow	-	-	-	-	1,901	12,200	6,950

Present Value of Projected Cash Flows @ 20.8% Discount Rate			$ -	$ -	$ 1,335	$ 6,803	$ 3,518

Net Present Value of Rancho Malibu Partnership Projected Cash Flows		$ 11,657

(1) The nine months ended September 30, 2003, includes six months of actual results (1/1 - 6/30) and three months of estimated results (7/1 - 9/30).

Estimated Fair Market Value of MILPI’s Equity
Implied Equity Value Discounting Equipment Leasing @ 25%

Net Present Value of Equipment Leasing Projected Cash Flows.....	$398

Net Present Value of Rancho Malibu Partnership Projected Cash Flows.	11,657

Net Present Value of MILPI’s Consolidated Cash Flows.......	12,055

Current Assets..........................	18,320

Cash Surrender Value of Officer’s Life Insurance Policies.......	3,034

Estimated Total Enterprise Value................	33,409

Less: Debt & Other Obligations...................	(13,639)

Less: Stock Split Payable....................	(504)

Less: PDS Liability.......................	(352)

Less: Tender Offer Payable....................	(1,674)

Less: Note Payable to Semele...................	(2,596)

Estimated Fair Market Value of Equity...........	$14,644

Implied Equity Value Discounting Equipment Leasing @ 20%

Net Present Value of Equipment Leasing Projected Cash Flows.....	536

Net Present Value of Rancho Malibu Partnership Projected Cash Flows.	11,657

Net Present Value of MILPI’s Consolidated Cash Flows.......	12,192

Current Assets..........................	18,320

Cash Surrender Value of Officer’s Life Insurance Policies.......	3,034

Estimated Total Enterprise Value................	33,546

Less: Debt & Other Obligations...................	(13,639)

Less: Stock Split Payable....................	(504)

Less: PDS Liability.......................	(352)

Less: Tender Offer Payable....................	(1,674)

Less: Note Payable to Semele...................	(2,596)

Estimated Fair Market Value of Equity...........	$ 14,781

Annex C

The full text of the proposed Amendment to the Trust Agreement is as follows:

AMENDMENT NO. 1

To

THIRD AMENDED AND RESTATED DECLARATION OF TRUST

THE THIRD AMENDED AND RESTATED DECLARATION OF TRUST OF AFG INVESTMENT TRUST C made and agreed to by the Trustees and the Beneficiaries as of October 1, 2003 (the "Trust Agreement"), is hereby amended as of _________, 200_, as follows:

1.    Section 7.3 of the Trust Agreement is hereby deleted and the following inserted in lieu thereof:

The Trust may not purchase Assets in which the Managing Trustee or any of its Affiliates (individually, an "Interested Party") has an interest, except for Assets acquired on an interim basis (generally not in excess of six months) by an Interested Party for the purpose of facilitating the acquisition by the Trust of the Asset or obtaining financing for the Trust or in connection with a Joint Venture. Except as provided herein, the Trust may not purchase Assets from any program in which the Managing Trustee or any of its Affiliates has an interest; provided that such restriction shall not prohibit the Trust from being a participant in a Joint Venture. The Trust may acquire any such Assets from an Interested Party only if: (i) such acquisition is in the best interests of the Trust; (ii) such Asset is purchased by the Trust for a price no greater than the Asset Base Price; (iii) there is no difference in interest terms of the loans secured by such Asset at the time acquired by the Interested Party and the time acquired by the Trust, unless any such difference is favorable to the Trust; and (iv) no other benefit arises out of such transaction to the Interested Party apart from compensation otherwise permitted by this Agreement. Assets shall not be acquired from an Interested Party if such transaction would involve the payment of duplicative Asset Management Fees or other fees or would have the effect of circumventing any of the restrictions on and prohibitions of transactions involving conflicts of interest contained herein. The aggregate primary term rental payments received or accrued to the Interested Party with respect to Assets prior to the time that the Trust purchases the Asset from the Interested Party shall reduce the purchase price paid by the Trust for such Asset by such amounts unless such primary term rental payments are assigned to the Trust.

Except as provided herein, the Trust may not sell Assets to an Interested Party. The Trust may sell any Assets to an Interested Party only if: (i) such sale is in the best interests of the Trust; (ii) such Asset is sold for a price no less than the Fair Market Value, as determined by an Independent Expert; and (iii) no other benefit arises out of such transaction to the Interested Party apart from compensation otherwise permitted by this Agreement. Asset sales to an Interested Party may not involve the payment of duplicative Asset Management Fees or other fees in circumvention of any of the restrictions on and prohibitions of transactions involving conflicts of interest contained herein.

If an Interested Party purchases an Asset in its own name in order to facilitate the ultimate purchase by the Trust, the Trust may purchase such Asset and such Interested Party will be entitled to receive interest on the funds expended for such purchase on behalf of the Trust. Interest on such temporary purchases will be charged at a floating rate equal to the rate of interest charged by third party financing institutions on comparable loans for the same purpose (but not in excess of 2% per annum over the base rate from time to time announced by Fleet Bank, N.A.). Interest shall accrue and be payable at the above-determined rate from the date of the Managing Trustee’s or Affiliate’s acquisition of the Asset until such Asset is sold to the Trust.

   The Trust shall not lease Assets from or to the Interested Parties.

2.  Section 7.7 is hereby deleted and the following is hereby substituted in lieu thereof:

The Trust shall not make in-kind distributions to the Participants, except as provided in Section 8.1(b) hereof.

3.  Section 8.1(b) is hereby deleted and the following is hereby substituted in lieu thereof:

(b)  Liquidation Distributions. In connection with the liquidation and dissolution of the Trust, the Managing Trustee may, in its discretion, distribute Trust Assets to itself as well as to its Affiliates in whole or in part in lieu of cash distributions, while making cash distributions to other Beneficiaries. Assets which are distributed in-kind shall have a Fair Market Value, as determined by an Independent Expert, equal to the amount of cash that would have been distributed to the Beneficiaries receiving the in-kind distribution, had such distribution been made in cash rather than in-kind, as of a date no earlier than 30 days prior to the announcement of the proposed distribution. In addition, upon dissolution and termination of the Trust, after payment of, or adequate provision for, the debts and obligations of the Trust, the Managing Trustee may distribute the remaining assets of the Trust (or the proceeds of sales or other dispositions in liquidation of Trust assets, as may be determined by the remaining or surviving Trustees) to the Participants in accordance with the positive balances in their Capital Accounts after taking into account all Capital Account adjustments for the Trust’s taxable year, including adjustments to Capital Accounts pursuant to Section 8.2(a). In the event that the Managing Trustee has a deficit balance in its Capital Account following the liquidation of the Trust or its interest in the Trust as determined after taking into account all Capital Account adjustments for the Trust taxable year in which such liquidation occurs, the Managing Trustee shall pay to the Trust in cash an amount equal to the deficit balance in its Capital Account by the end of such taxable year (or, if later, within ninety (90) days after the date of such liquidation) which amount shall, upon liquidation of the Trust, be paid to recourse creditors of the Trust or distributed to the Trust Beneficiaries in accordance with their positive Capital accounts balances.

Except as specifically amended hereby, the Trust Agreement as in effect prior to this Amendment thereof remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment No. 1 as of the ____ day of __________, 200_.

CLASS A AND B BENEFICIARIES

By:  AFG ASIT Corporation, as Attorney-in-Fact
for each of the Beneficiaries pursuant to Article XIII of the Trust Agreement

By:    _________________________________________
Name:
Title:

AFG ASIT Corporation, as Managing Trustee By: ___________________________________________ Name: Title:
Wilmington Trust Company, as Delaware Trustee By: ___________________________________________ Name: Title:
Semele Group Inc., as Special Beneficiary By: ___________________________________________ Name: Title:

Annex D

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this " Agreement "), dated as of _________ __, 2003, is entered into by and among PLM MILPI Holdings LLC, a Delaware limited liability company (" Purchaser "), and AFG Investment Trust C and AFG Investment Trust D (collectively, the " Sellers "), each a trust formed in accordance with the Delaware Business Trust Act.

WITNESSETH:

WHEREAS , in connection with the liquidation of the trust assets of each of the Sellers respectively, the Sellers desire to sell to Purchaser, and Purchaser desires to acquire all of the Membership Interests of MILPI Holdings LLC held by the Sellers;

WHEREAS , pursuant to separate Consent Solicitations, the Sellers have each obtained the requisite approval of the sale from their respective Class A and Class B Beneficiaries.

NOW THEREFORE , in consideration of the premises and of the mutual agreements and covenants hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I.
Definitions

Section 1.01    " Class A Beneficiaries " means the holders of the Class A Beneficiary Interests of each of the Sellers.

Section 1.02    " Class B Beneficiaries " means the holders of the Class B Subordinated Beneficiary Interests of each of the Sellers.

Section 1.03    " Managing Trustee " means the managing trustee of Sellers, AFG ASIT Corporation.

Section 1.04    " Membership Interests " means all of the outstanding membership interests of MILPI held by Sellers.

Section 1.05    " MILPI " means MILPI Holdings LLC, a Delaware limited liability company.

Section 1.06    " Sale Fee " means fees payable to the Managing Trustee in connection with the sale of the Sellers’ assets, including the Membership Interests pursuant to the     respective trust agreements governing the Sellers.

Article II.
Purchase and Sale of Membership Interests; Purchase Price

Section 2.01   Purchase and Sale of Membership Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 2.02 below) Purchaser shall purchase from each of the Sellers, each of its entire right, title and interest in and to the Membership Interests as listed on Annex A . The Sellers acknowledge that the Membership Interests transferred under this Agreement shall be transferred in full to Purchaser such that upon the completion of the sale, the Sellers shall no longer have any Membership Interests in Purchaser.

Section 2.02        The Closing . The closing of the purchase and sale of the Membership Interests (the "Closing") shall take place by telephone and facsimile at the offices of Nixon Peabody LLP located at 101 Federal Street, Boston, MA 02110, at 10:00 A.M. Boston time, on _________________, 200_, or at such other time and place as shall be agreed upon by Sellers and Purchaser (the "Closing Date").

Section 2.03   Purchase Price. In consideration of the sale by the Sellers of the Membership Interests, at the Closing Purchaser shall pay to each Seller the amount set forth on Annex A hereto. The Managing Trustee has agreed to waive the Sale Fee that would otherwise be due to it under the terms of each of the Sellers’ trust agreements in connection with the sale of each of the Sellers’ Membership Interests.

Article III.
Representations and Warranties of the Sellers and Purchasers

Section 3.01   Representations and Warranties of the Sellers. Each of the Sellers hereby represents and warrants to Purchaser that (a) it has valid title to the Membership Interests, (b) it is a trust, validly existing and in good standing under the laws of the State of Delaware, (c) it has the requisite trust power and authority to execute and to deliver this Agreement and to perform its obligations hereunder, (d) neither the execution and delivery of this Agreement, nor the performance by it of the transactions contemplated hereby, will conflict with or violate any provision of its declaration of trust, result in any violation of, or breach of any of the terms or provisions of, constitute a default under, accelerate any obligations under, or conflict with any agreements or instruments to which it is a party or by which it or its properties are bound, or materially violate any material law applicable or binding upon it or the Membership Interests, and (e) once executed, this Agreement shall be remain in full force and effect and the terms of the transaction consummated so as to effect the original intent of the parties hereto.

Section 3.02   Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Sellers that (a) it is a limited liability company, validly existing and in good standing under the laws of the State of [Delaware], (b) it has the requisite power and authority to execute and to deliver this Agreement and to perform its obligations hereunder, (c) neither the execution and delivery of this Agreement, nor the performance by it of the transactions contemplated hereby, will conflict with or violate any provision of its operating agreement, result in any violation of, or breach of any of the terms or provisions of, constitute a default under, accelerate any obligations under, or conflict with any agreements or instruments to which it is a party or by which it or its properties are bound, or materially violate any material law applicable or binding upon it, (d) once executed, this Agreement shall be remain in full force and effect and the terms of the transaction consummated so as to effect the original intent of the parties hereto; and (e) no more than seventy-five percent (75%) of the amount paid to purchase the Membership Interests shall be financed by a debt obligation to a third party.

Article IV.
Conditions to the Purchaser’s Obligations

The Purchaser’s obligation to purchase and pay for the Membership Interests at the Closing shall be subject to compliance by the Sellers with the agreements contained herein and to the fulfillment, to the satisfaction of the Purchaser, of the following conditions or the waiver of same by Purchaser:

Section 4.01   Representations and Warranties . The representations and warranties of the Sellers contained herein shall be true and correct, on and as of the Closing Date.

Section 4.02         Authorization . Each of the Sellers shall have obtained requisite approval of its Class A Beneficiaries and Class B Beneficiaries for the sale of such Seller’s Membership   Interests.
Section 4.03   Value of the Membership Interests . There shall have been no material adverse change in the value of the Membership Interests between the date hereof and the Closing Date, as determined by the Purchaser in its sole reasonable discretion.

Section 4.04   Financing . The Purchaser shall have received a commitment for financing of up to seventy-five percent (75%) of its purchase of the Membership Interests on terms suitable to the Purchaser in its sole discretion.

Article V.
General Provisions

Section 5.01   Headings. The headings and captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.02    Severability. If any term or other provisions of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the essential economic or legal substance of the transactions contemplated hereby is not affected. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 5.03   Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect tot he subject matter hereof and supersedes all prior agreements and undertakings, oral and written, between the parties hereto with respect to the subject matter hereof.

Section 5.04.   Governing Law. This Agreement shall be governed by, and construed in accordance with the substantive laws of the State of New York without reference to choice of law principles. All actions, claims and disputes arising out of or relating to this offer letter shall be heard and determined by the courts in the Southern District of New York and the parties hereto each hereby irrevocably submit to the jurisdiction of such courts in any action or proceeding and waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

Section 5.05   Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, and by different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Execution of this Agreement may be made by facsimile signature, which, for all purposes, shall be deemed to be an original signature.

IN WITNESS WHEREOF , the parties hereto have caused this Membership Interest Purchase Agreement to be executed as of the date first above written.

SELLERS :    AFG INVESTMENT TRUST C

By: AFG ASIT Corporation, its Managing Trustee

By:  /s/ James A. Coyne
 Name: James A. Coyne
Title: Senior Vice President

AFG INVESTMENT TRUST D

By: AFG ASIT Corporation, its Managing Trustee

By:   /s/ James A. Coyne
 Name: James A. Coyne
Title: Senior Vice President

PURCHASER :    PLM MILPI HOLDINGS LLC

       By:    /s/ Gary D. Engle
    Name: Gary D. Engle
    Title:

Annex A

MILPI HOLDINGS, LLC
MEMBERS

Name and Address of Member (1)	Total Membership Interests Prior to Sale (2)	Total Membership Interests after Sale (3)	Purchase Price

AFG Investment Trust C	50%	0%	$8,300,000
AFG Investment Trust D	50%	0%	$8,300,000
PLM MILPI Holdings LLC	0%	100%	N/A

Total	100%	100%	$16,600,000

__________________________

(1)    Address for each of the trusts is 200 Nyala Farms, Westport, Connecticut  06880.

(2)    Represents the Membership interests of the members prior to the execution of the Membership Interest Purchase Agreement.

(3)     Represents the Membership interests of the members from and after the execution of the Membership Interest Purchase Agreement.

AFG INVESTMENT TRUST C

200 Nyala Farms
Westport, Connecticut  06880

Consent of Beneficiary

(SOLICITED ON BEHALF OF THE MANAGING TRUSTEE)

I have received and reviewed the Solicitation Statement dated _________ ___, 2003 (the "Solicitation Statement"), from AFG Investment Trust C (the "Trust") concerning the four proposals. For purposes of Article XII, Section 12.1, of the Trust Agreement, I hereby vote as follows. If this signed Consent contains no specific voting instructions, my Interests will be voted FOR the adoption of each of the Proposals.

THE MANAGING TRUSTEE RECOMMENDS A VOTE FOR THE ADOPTION OF EACH OF THE PROPOSALS.

(1)    To approve the liquidation and dissolution of the Trust under the terms and conditions of the Plan of Liquidation and Dissolution, pursuant to which Beneficiaries will receive cash distributions upon final dissolution.

______ FOR   ______ AGAINST   ______ ABSTAIN

(2)    To amend Section 7.3 of the Trust Agreement to allow for the sale of assets by the Trust to its affiliates.

______ FOR   ______ AGAINST   ______ ABSTAIN

(3)    To approve the sale of the Trust’s membership interest in MILPI Holdings, LLC, which is owned jointly with an affiliate of the Trust.

______ FOR   ______ AGAINST   ______ ABSTAIN

(4)    To amend Section 8.1(b) of the Trust Agreement, which currently allows for distributions in-kind on a pro rata basis to all Beneficiaries upon the liquidation and dissolution of the Trust, so that the Managing Trustee will have the discretion to make distributions in-kind to affiliates of the Trust, together with coinciding cash payments to the other Beneficiaries, and to concurrently amend Section 7.7 of the Trust Agreement to allow for such distributions in-kind permitted by Section 8.1(b).

______ FOR   ______ AGAINST   ______ ABSTAIN

A properly executed Consent of Beneficiary received by the Managing Trustee will be voted in accordance with the directions indicated above. If no specific voting instructions are indicated, a properly executed Consent of Beneficiary received by the Managing Trustee will be voted FOR Proposals 1 through 4.

Number of Class A Beneficiary Interests Held: __________

Number of Class B Beneficiary Interests Held: __________

If the Beneficiary is an Individual:
Signature Date	Signature Date

Print Name	Print Name
(If Joint Tenants Or Tenants-In-Common, Both Owners Must Sign):
If the Beneficiary is a Corporation, Partnership or Trust:

Name of Entity
By:
Signature

Print Name

Title	Date

This Consent Form may be returned by fax, mail or hand-delivery. Please return this Consent Form no later than January __, 2004, to:

THE ALTMAN GROUP

60 East 42 nd Street, Suite 405

New York, New York 10165

Telephone: (800) 461-2657

Facsimile: (212) 973-9818

In the event that a sufficient number of consents required for the adoption – or rejection – of the proposals has not been received by January __, 2004, the Managing Trustee may, at its discretion, extend the deadline for up to 90 days, in which case the Managing Trustee will provide notice to Beneficiaries by means of a press release or a letter mailed to each Beneficiary.